Exhibit 99.1

Non-GAAP Financial Measures Reconciliations

In this document, we refer to Adjusted EBITDA and Adjusted EBITDA margin which are financial measures that are calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Adjusted EBITDA is defined as net earnings attributable to Team Health Holdings, Inc. before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table under “Reconciliation from 2016 audited financials to Pro Forma Normalized EBITDA” on pages 67 and 68. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue. For a reconciliation of each of Adjusted EBITDA to the most directly comparable GAAP measure, we refer you to the table under “Adjusted EBITDA”, contained in the Appendix.

3.	Executive summary

Unless otherwise indicated, or the context requires, in this Confidential Information Memorandum (“CIM”), the terms “Company”, and “TeamHealth” refer to TeamHealth Holdings, Inc. and its subsidiaries. TeamHealth’s fiscal year ends on December 31st of each year. References to “LTM” mean the last twelve month period. References to “YTD” mean year to date. Throughout this CIM, some tables or charts might not add up due to rounding.

Company overview

TeamHealth is one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States. TeamHealth provides comprehensive programs for emergency medicine, anesthesiology, inpatient services (hospitalists comprising the specialties of internal medicine, orthopedic surgery, general surgery and OB/GYN), scribes, ambulatory care, pediatrics, post-acute care and other healthcare services, by providing permanent staffing that enables the management teams of hospitals and other healthcare facilities to outsource certain management, recruiting, hiring, payroll, billing and collection and benefits functions. The Company’s range of services it provides to its clients includes the following:

•	Recruiting, schedule and credential coordination for clinical and non-clinical medical professionals

•	Coding, billing and collection of fees for services provided by medical professionals

•	Provision of experienced medical directors

•	Administrative support services, such as payroll and professional liability insurance coverage

•	Claims and risk management services

•	Standardized procedures and operational consulting

Diverse service offering with particular strength in the emergency department

Source: Company filings

TeamHealth’s reach spans 47 states and approximately 3,300 acute and post-acute facilities and physician groups nationwide. The Company’s national scale enables it to maintain and expand its foothold in the highly fragmented emergency medicine, hospital medicine, and anesthesia markets. TeamHealth estimates that the annual sizes of each market are $12 billion, $12 billion, and $15 billion, respectively. According to the American Hospital Association, there were more than 5,000 community hospitals in the United States in 2016, and approximately 92% of those operated EDs. Of those 5,000 hospitals, 2,700 are in the Company’s target market for emergency medicine and hospital medicine, and 2,000 are in TeamHealth’s target market for anesthesia. Within the Company’s target markets for emergency medicine, hospital medicine, and anesthesia, TeamHealth estimates that it commands a 17%, 8% and 3% share, respectively.

Unmatched national platform of provider services

Source: TeamHealth management

Summary of service lines

Emergency medicine	•	One of the largest providers of outsourced clinical staffing and administrative services for hospital-based and free standing EDs in the US

• Core services: contract management, recruiting, credentials coordination, staffing and scheduling

• Enhanced services: programs improving efficiency, productivity, effectiveness and quality of patient care in EDs

Hospital medicine and post-acute (Legacy and IPC)	•	Acquisition of IPC has significantly expanded hospital medicine service line for both acute and post-acute care facilities
	•	Assists hospitals, post-acute care facilities and payors in improving quality of care, increasing operating efficiencies and reducing costs
	•	Clinical services are focused on providing, managing and coordinating the entire episode of care of inpatients

Anesthesiology	•	Provides outsourced anesthesiology and pain management solutions to hospitals and ambulatory surgery centers on a ‘turn-key’ basis for the full range of surgical subspecialties as well as interventional pain management

	•	Also provides comprehensive administrative oversight and business management of services including processes designed to improve the efficiency and effectiveness of the anesthesiology department and the hospital’s surgical services

Other services	•	Temporary staffing (Locum Tenens)

	•	Pediatrics

	•	Scribes

	•	Ambulatory care

	•	Medical call center services

TeamHealth’s dynamic growth opportunities both organically and via acquisitions have enabled the Company to generate top-line growth of 22.1% per annum (2012 – LTM 2016), translating to adjusted EBITDA growth of 20.9% per annum during the same period. From 2012 to 2015, the Company’s revenue growth from existing contracts ranged from 4 – 6%, revenue growth from net new contracts ranged from 2 – 4%, with the remaining growth attributable to strategic acquisitions. The Company has completed 22 acquisitions in 2015 and 2016, including IPC. During the twelve months ended September 30, 2016, the Company generated net revenues of $4.4 billion and PF adjusted EBITDA of $530 million.

Summary financials ($mm)

[1]	Pro forma adjusted EBITDA margin of 12.1%

Source: Company filings and TeamHealth management

Transaction overview

On October 31, 2016, TeamHealth Holdings, Inc. entered into a definitive agreement to be acquired by funds affiliated with Blackstone in a transaction valued at approximately $6.1 billion (before transaction fees) or $43.50 per share in cash. Funds affiliated with Blackstone will contribute $2.8 billion of new equity1, or approximately 43% of the pro forma capitalization. Blackstone previously purchased the Company in 2005 and completed an IPO in 2009 before fully exiting the business in 2013.

The transaction will be financed through:

•	$400mm 5-year senior secured revolving credit facility

•	$2,600mm 7-year senior secured Term Loan B

•	$1,015mm senior unsecured debt

•	$2,751mm of equity[1]

J.P. Morgan will act as Lead Left Bookrunner for the Senior Secured Credit Facilities and Barclays will act as Lead Left Bookrunner for the unsecured debt.

Pro forma for the transaction, leverage will be 4.9x on a senior secured basis and 6.8x on a total basis (based on LTM 9/30/16 Pro Forma Adj. EBITDA of $529.8 million).

The estimated sources and uses of funds for the transaction are as follows:

Sources & uses

Sources & uses ($mm)

Sources	Amount

New $400mm RC facility due 2022	$0
New Term Loan B due 2024	2,600
New unsecured debt	1,015
Sponsor equity[1]	2,751
Total sources	$6,366

Uses	Amount

Equity purchase price	$3,362
Refinance net debt	2,722
Fees and expenses	282

Total uses	$6,366

[1]	Figure as of 09/30/16; actual amount will reflect cash generated between 09/30/16 and closing

Pro forma capitalization

Pro forma capitalization

	Pro Forma LTM 09/30/16
($ in millions)	Amount	xEBITDA[1]
New $400mm RC Facility due 2022	—
New Term Loan B due 2024	2,600
Total Senior Secured Debt	$2,600	4.9x
New unsecured debt	1,015
Total Debt	$3,615	6.8x

[1]	LTM 09/30/16 pro forma adjusted EBITDA of $530mm

Pro forma corporate structure

TMH Corporate Legal Structure1

[1]	Team Health Holdings, Inc. will be the financial reporting entity post-close

Blackstone’s equity sponsorship

Blackstone (NYSE: BX) is one of the world’s leading investment firms. Blackstone’s alternative asset management businesses include the management of corporate private equity funds, real estate funds, hedge fund solutions, credit-oriented funds and closed-end mutual funds. Through its different businesses, Blackstone had total assets under management of approximately $361 billion as of September 30, 2016. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, and the communities in which it works. The firm was founded in 1985 by Stephen A. Schwarzman and Peter G. Peterson and has more than 2,200 employees in more than 20 offices worldwide. Blackstone portfolio companies employ more than 560,000 people across the globe.

Blackstone has significant experience in the healthcare sector with current and prior investments including Change Healthcare, Apria Healthcare, Stiefel, Biomet, DJO Global, Catalent, Vanguard and Independent Clinical Services.

Strong track record in the healthcare sector

Blackstone previously owned TeamHealth when it acquired the firm from Madison Dearborn Partners in 2005. During Blackstone’s prior ownership, the key strategic initiatives in partnership with management centered around a rigorous focus on productivity and quality metrics to ensure high patient and physician satisfaction and enhanced hospital relationships, building a sales force to win new hospital contracts, and the creation of a business development team to acquire accretive tuck-in physician group targets. The company de-levered from 5.9x to 3.5x on a net leverage basis until the IPO in 2009 and EBITDA doubled during Blackstone’s ownership period. In September 2009, Blackstone took TeamHealth public, selling 13.3 million primary shares at $12.00 per share on the New York Stock Exchange. Blackstone initially sold a portion of its investment in TeamHealth in a 2011 secondary offering then fully monetized its investment via follow-on offerings in 2012 and 2013. During the term of the prior Blackstone investment, TeamHealth paid no dividends nor made any other equity distributions.

Several highlights of TeamHealth’s business drove Blackstone’s decision to re-invest. These include:

•	Company’s leading position in attractive physician outsourcing market, providing a cost-effective, high-quality, essential service to hospitals

•	Long-term and sticky hospital relationships with 90%+ client and physician retention rates over the long term

•	Demonstrated history of strong organic growth through consistent same-contract growth and net new contract wins

•	Scale platform in a highly fragmented industry, with track record of executing on tuck-in M&A of local physician groups

•	Continued realization of synergies with IPC

•	Near-term cost reduction opportunities

•	Strong free cash flow generation given asset-light model and minimal capex

Blackstone welcomes the opportunity to once again partner with TeamHealth’s management to continue to drive growth and value within the company. Blackstone believes it can leverage its existing knowledge of the asset and sector expertise to optimize the business strategy and capitalize on evolving care and payment models. Under Blackstone’s ownership, TeamHealth will continue to focus on driving steady organic growth coupled with pursuing accretive acquisitions in a price disciplined fashion to gain further scale and capabilities.

4.	Key investment highlights

1 **A leading physician services organization operating in fragmented markets with favorable industry dynamics**	■ Leading position in all key segments ■ Operates in emergency medicine ($12bn market), hospital medicine ($12bn market), and anesthesia ($15bn market) ■ One of the largest providers of outsourcing for emergency medicine ■ Increasing trend towards hospital outsourcing given further pressures on hospital systems and their need to focus on cost management; tailwind increases TeamHealth's opportunity to win new contracts and capture additional market share ■ Acquisition of IPC in November 2015 positions TeamHealth in a large and increasingly strategic post-acute setting allowing the Company to capitalize on migration to value based payment models
2 **Essential services with differentiated value proposition to capitalize on key trends**	■ Well-positioned to capitalize on key trends impacting the healthcare industry ■ The growing and changing age demographics of the U.S. population ■ The need for staffing partners with scale, breadth and expertise in light of ongoing consolidation in the healthcare industry ■ The shift in payment models to quality and value ■ The growing importance of post-acute management ■ The ongoing issue of physician scarcity ■ Compelling value proposition for all constituents from hospitals to physicians and patients
3 **Proven business model with strong customer retention**	■ Industry leading physician and hospital client retention rates (93% and 97% respectively)[1] ■ 13-year average tenure of top 50 customers by net revenue
4 **Consistent financial performance and strong free cash flow profile**	■ Stable adjusted EBITDA margin profile at 10.2% for LTM 09/30/16 ■ Pro forma adjusted EBITDA margin of 12.1% ■ 2013 – LTM 2016 adjusted EBITDA CAGR of 23.1% ■ Strong and growing cash flow with low maintenance capital expenditures ■ Average cash flow conversion of ~92% ■ Pro forma LTM as of 09/30/16 cash flow conversion of 93%
5 **Predictable organic growth and M&A integration**	■ Strong and consistent same contract revenue growth with YTD 09/30/16 of 3.9%, driven equally by volume and reimbursement trends ■ Winning new contracts contributes to 2 – 4% of revenue growth historically with 1.1% for YTD 09/30/16 ■ 22 acquisitions completed in 2015 and 2016 including IPC ■ Total revenue growth of 29.9% for YTD September 30, 2016
6 **Best in class management team**	■ Over 125+ years of combined industry experience ■ Strong record of process and operations integration ■ Consistent delivery of strong operational and financial performance

[1]	Calculated on a preceding 12 months basis as of 09/30/16 for ED operations, calculated as full year 2015 minus the nine months ended 09/30/15 plus the nine months ended 09/30/16

A leading physician services organization operating in fragmented markets with favorable industry dynamics

TeamHealth is one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States, based upon revenues, patient visits, and number of clients. The Company believes its operating model, providing a localized presence combined with the benefits of scale as a large, national staffing provider, has made and will continue to make it an attractive partner for physicians and service provider for clients in addition to providing operating leverage to drive economies of scale.

The Company plays within highly fragmented markets across its service lines and maintains market leading positions. Within the emergency medicine (ED) segment, the Company has a market leading position servicing 17% of the 2,700 hospitals comprising its target market in 2016. The Company also enjoys a strong position in the hospital medicine and anesthesia markets, servicing 8% of the 2,700 target hospitals and 3% of the 2,000 target hospitals, respectively.

Leading market positions in highly fragmented markets

Source: TeamHealth management

TeamHealth benefits from a highly diversified revenue base. In 2013, the Company’s segment mix was comprised of emergency medicine at 69%, hospital medicine at 12% and anesthesia at 10%. Over the last 3 years, the Company’s revenue base has diversified further through organic growth and strategic acquisitions. The acquisition of IPC in November 2015 broadened the Company’s service offering in hospital medicine and the post-acute segment, providing a powerful capability to manage patient care and influence outcomes while lowering costs in light of the transition to value based care. Additionally, this broadened service offering positions TeamHealth to be a bundled service provider across the care continuum from emergency medicine to inpatient hospitalist care to the post-acute setting. Capturing the entirety of this care continuum further embeds TeamHealth into the operations of the providers, making the Company’s service highly sticky. For LTM September 30, 2016, the Company’s business mix comprises of 57% for emergency medicine, 27% for hospital medicine and 10% for anesthesia, illustrating how the Company continues to diversify its service mix.

Business mix development 2013A vs. LTM as of 09/30/16

Source: Company filings

In addition to segment diversification, TeamHealth believes its geographic diversification provides it with a strong competitive position within the highly fragmented markets that it serves, utilizing its presence to extend services and grow organically while also being a partner of choice for physicians and hospitals seeking to enhance operational sophistication. The Company’s scalable national infrastructure also drives value for customers and is a significant competitive advantage.

•	15 regional offices throughout the United States allow for local client facing support and market knowledge, fostering community based relationships with healthcare facilities as well as ability to serve large hospital systems on a broader, national basis

•	7 billing centers offer national managed care contracting that works in tandem with regional operators and processes approximately 17 million patient claims per year across a single IT platform

•	Centralized risk and claims management and professional liability insurance support an aggressive claims management process and captive professional liability insurance program

•	A centralized and well-funded administrative unit supports accounting, payroll, human resources, legal and compliance needs

Finally, TeamHealth also benefits from a highly diversified revenue base. For 2015, no single contract represented more than 1.2% of total net revenue, and the top 10 and top 20 contracts represented 4.6% and 7.0% of net revenue, respectively. Additionally, no single hospital system represented more than 7% of total net revenue, while the top 10 and top 20 hospital systems represented 36% and 48% of net revenue respectively.

Essential services with differentiated value proposition to capitalize on key trends

TeamHealth’s differentiated and market leading service offerings across the care continuum, from emergency medicine to post-acute care, position the Company well to capitalize on key trends impacting the healthcare industry and drive value for all stakeholders:

The growing and changing age demographics of the U.S. population

The need for staffing partners with scale, breadth and expertise in light of ongoing consolidation in the healthcare industry

The shift in payment models to quality and value

The growing importance of post-acute management

The ongoing issue of physician scarcity

Value proposition

[1]	Calculated on a preceding 12 months basis as of 09/30/16 for ED operations, calculated as full year 2015 minus the nine months ended 09/30/15 plus the nine months ended 09/30/16

The growing and changing age demographics of the U.S. population

According to the U.S. Census Bureau, the number of Americans aged 65 and over will increase 36% to approximately 65 million by 2025. With almost 2 out of 3 older Americans burdened with multiple chronic conditions, resulting in higher ED utilization and a higher rate of surgical procedures requiring anesthesia, the demand by hospital systems for staffing needs continues to increase in critical services that manage these patients. TeamHealth’s diversified service offering across the care continuum from emergency medicine through to the increasingly important post-acute setting positions the Company well to support health systems in managing the increasing demands this patient population will present.

The need for staffing partners with scale, breadth and expertise in light of ongoing consolidation in the healthcare industry

With multiple large, pending mergers in the managed care sector, the potential exists for increased pressure on provider reimbursement from larger, more powerful commercial payors across numerous markets. Increasing scale and market relevance are among the key strategies for providers to employ to best balance the potential impact of the wave of consolidation currently contemplated by the largest health insurers in the United States. The breadth and scale of services provided by TeamHealth positions the Company to broaden its relevance in key markets through the expansion of service offerings, providing the Company with a stronger position from which to negotiate compensation for its high quality services. TeamHealth’s deep experience in emergency medicine, anesthesia, and hospital medicine also makes it the partner of choice for hospitals when they decide they need to outsource certain departments to drive greater efficiency and cost management while still maintaining best-in-class patient care. In addition, the complementary nature of the leading emergency medicine and hospitalist medicine programs, particularly when coupled with post-acute expertise, has the potential to significantly impact cost of care while maintaining superior clinical outcomes. That dynamic, coupled with TeamHealth’s favorable and deep business relationships with several large hospital systems, makes the Company a powerful partner to payors seeking to steer patients towards providers with expertise across those critical clinical services.

The shift in payment models to quality and value

Both commercial and government payors have articulated plans to increase the percentage of annual reimbursement paid through value based programs in the coming years. Under such payment models, there is a growing opportunity for providers who can efficiently and effectively coordinate patient care both within and beyond the hospital setting.

Current fee-for-service reimbursement models reward physicians and hospitals for delivering more care, with little regard for the effectiveness of care delivered. While many types of value based care models exist, all work to establish and align incentives among care providers with a focus on quality and accountability. The premise behind such programs is not only to drive better and more holistic care for patients from admission through to the post-acute setting but to also generate system level cost savings through population based health rather than individual based care. In some value based models, payors would consolidate all payments for a hospitalization episode and pay a flat fee, including post-discharge care of up to a certain time period. Payments may be consolidated to a single provider entity (such as a physician or hospital) with the goal of improving care coordination resulting in better outcomes and lower costs. In a bundled payment arrangement, savings are generated when actual expenditures are reconciled against a target price for an episode of care. Providers and other entities are then incentivized through a gain sharing construct where a portion of total savings generated for specific patient encounters is distributed.

Such programs represent a unique opportunity for TeamHealth, particularly in the context of its broad and highly synergistic service offering following the acquisition of IPC. Additionally, the Company has a demonstrated track record of being at the forefront of evolving care models and expects to continue to utilize these capabilities to its advantage. TeamHealth’s scale and niche focus on certain hospital departments enables it to deliver high quality care on-site in a highly cost effective manner, often with greater resource efficiency than hospitals and many regional players are able to achieve, and will serve to position the Company well during the transition to value based care.

Growing importance of post-acute management

According to the Centers for Medicare and Medicaid (CMS), the post-acute setting represents the most impactable and expensive part of healthcare delivery at an estimated market size greater than $300 billion. With approximately 44% of Medicare patients discharged from acute care facilities to post-acute settings, a substantial portion of overall Medicare spend is generated in post-acute facilities today (MedPac). That spend is expected to continue to grow as the portion of elderly chronic disease patients increase. As the figure below demonstrates, TeamHealth anticipates the primary driver of savings under value based programs will be post-acute management. These savings are expected to be achieved by a combination of care coordination initiatives, including procedural containment efforts, focus on clinically appropriate discharge timing and locations, reduction in average length of stay in post-acute facilities and a focus on reduction in readmission rates.

Increasing strategic importance of post-acute services

Source: TeamHealth management estimates

The ongoing issue of physician scarcity

The population and demographic issues mentioned earlier have also contributed to increased competition for physician services. According to a 2016 study by the Association of American Medical Colleges (AAMC), the U.S. is experiencing a physician shortage that is expected to grow to more than 95,000 doctors by 2025. In primary care, the shortage is more acute with the demand outpacing supply by approximately 9% in 2025. In such an environment, hospital systems and other healthcare providers are focused on recruiting, training and retaining top physician talent to ensure consistent and high quality service provision. With a physician-centric model that allows physicians to focus on delivering care rather than administrative duties coupled with highly competitive compensation, TeamHealth has been able to attract the highest quality physicians and achieve consistently high physician retention rates for ED operations averaging at 93% for the last 6 years. Physicians are compelled by the Company’s large national scale and strong capabilities in recruiting, credentialing, billing, collection and other administrative functions.

Proven business model with strong customer retention rates

A key to TeamHealth’s success has been its attractive value proposition to both physicians and hospitals/facilities as demonstrated by its consistent high retention rates, averaging at approximately 93% and 97% respectively over the last 6 years within its core ED operations.

Hospital retention rates

[1]	Calculated on a preceding 12 months basis as of 09/30/16 for ED operations, calculated as full year 2015 minus the nine months ended 09/30/15 plus the nine months ended 09/30/16

Source: TeamHealth management

A critical factor of this business model is TeamHealth’s ability to deliver a locally focused service combined with the resources and sophistication of a national organization. TeamHealth’s local presence helps the Company to foster community-based relationships with healthcare facilities, which results in a responsive service as well as high physician retention rates. The Company’s strong relationships in local markets enables it to market its services effectively to both local hospital and military treatment facility administrators, who generally are involved in making decisions regarding contract awards and renewals. As EDs generate 50% of inpatient admissions, these administrators are looking for staffing partners such as TeamHealth who provide high quality patient care and productivity. Additionally, with a centralized national infrastructure, which includes integrated information systems and standardized procedures, the Company believes it is able to efficiently manage the operations as well as billing and collections processes. The Company also provides each of the regional operational sites with centralized staffing support, purchasing economies of scale, payroll administration, coordinated marketing efforts, and risk management. Such a local presence supported by a national infrastructure not only improves productivity and quality of care while reducing the cost of care, but also offers operating leverage to drive economies of scale as TeamHealth continues to grow.

Physician retention rates

[1]	Calculated on a preceding 12 months basis as of 09/30/16 for ED operations, calculated as full year 2015 minus the nine months ended 09/30/15 plus the nine months ended 09/30/16

Source: TeamHealth management

TeamHealth has consistently been able to recruit and retain high quality physicians to service its contracts. The Company’s local presence gives it the knowledge to optimally match physicians with hospitals and their affiliated clinics while its national presence and centralized infrastructure provides physicians with a variety of attractive client locations, operating flexibility, advanced information and reimbursement systems and standardized procedures. Furthermore, the Company offers physicians substantial flexibility in terms of geographic location, type of facility, scheduling of work hours, benefit packages and opportunities for relocation and career development. TeamHealth’s business model allows for considerable clinical autonomy within a large national practice group, relieving physicians of the administrative burden, strained resources and risk of job security associated with smaller practices while offering competitive, performance based compensation to drive results and loyalty to the Company.

TeamHealth believes its experience and expertise in managing the complexities of high-volume EDs are competitive advantages and enable its hospital customers to provide higher quality and more efficient patient care. These competitive advantages, coupled with TeamHealth’s long history of demonstrated expertise, commitment to clinical excellence, superior customer service and focus on physician satisfaction, have enabled the Company to maintain long-standing relationships with many of its customers. The average ED contract length of TeamHealth’s top 50 customers by net revenue is approximately 13 years with many spanning over 25 years. The Company continues to retain its first two clients who it began serving at the time of the Company’s inception in 1979. Such long-term relationships have allowed the Company to generate recurring revenue streams.

ED contract longevity – 534 contracts as of 09/30/16

Source: TeamHealth management

Additionally, TeamHealth believes its service offering in anesthesia positions it to be a critical partner to hospitals given the necessity of a successful surgery unit for a hospital’s profitability. TeamHealth’s ability to help coordinate surgery, reduce costs, and increase quality continue to differentiate the Company’s among its competitors.

Following the acquisition of IPC, TeamHealth’s value proposition to hospitals has become increasingly relevant in light of the drive towards lower readmission rates, appropriate lengths of stay and improved outcomes, all facets of value based care models. As the shift to value continues, the necessity of competent hospitalists and a robust post-acute service offering is becoming more apparent. Hospitals and facilities are looking for low cost turn-key solution providers of these services, who in addition to staffing their facilities, can remove the administrative burden of billing, collecting and ongoing training for which a facility would otherwise bear responsibility. TeamHealth’s significant scale and resources allows for assured, consistent solutions and bundled arrangements across multiple facilities within this new healthcare environment.

Consistent financial performance and strong free cash flow profile

TeamHealth’s long term and contractual relationships with customers coupled with its scale and ability to leverage its administrative and support infrastructure allow for stable and predictable profitability metrics. The Company has been able to demonstrate consistent adjusted EBITDA margins between 10.5% and 11.5% as well as a CAGR of 24.3% for the fiscal years between 2013 and 2015. For the preceding 12 months as of September 30, 2016, the Company’s pro forma adjusted EBITDA margin was 12.1%.

Adjusted EBITDA ($mm)

Source: TeamHealth management; 1 Based on LTM 9/30/16 pro forma adjusted EBITDA of $529.8mm

With robust EBITDA margins along with an asset-lite operating model (maintenance capex has consistently been at or below 1% of net revenues), the Company is able to produce an attractive cash flow conversion profile, averaging at 92% over the last 4 years. This further enhances TeamHealth’s operational flexibility and provides considerable cushion to service debt. The Company’s ability to de-lever was demonstrated during Blackstone’s prior ownership in 2005, decreasing from 5.9x in 2005 to 3.5x at the IPO on a net leverage basis.

Adjusted EBITDA – Maintenance capex ($mm)

[1]	Defined as (Adjusted EBITDA less maintenance capex) / Adjusted EBITDA

Source: TeamHealth management

De-leveraging under Blackstone ownership (2005 to IPO)

[1]	As of September 30, 2009

Source: TeamHealth management

Regional operating units supported by TeamHealth’s centralized national infrastructure are designed to continually drive operating leverage, improve efficiencies and align employee incentives to drive growth. Information systems and economies of scale allow the Company to enhance profitability and revenue growth without compromising the quality of operations or clinical care. Furthermore, TeamHealth believes its consolidated revenue platform and standardized processes related to managed care contracting, billing, coding, collection and compliance have driven a track record of strong revenue cycle management. The Company also believes its innovative patient safety and risk management initiatives and robust claims management processes have delivered favorable loss trends.

In May 2016, TeamHealth engaged highly regarded consulting firm AlixPartners to conduct a focused review of total SG&A spend. The initiative is still ongoing, however preliminary results indicate potential annual savings between approximately $30 – 45mm, with a more meaningful impact expected to be realized at the beginning of 2017.

Profit improvement

$mm	Annualized impact[1]	Full potential
1) Centralization of payroll, talent acquisition, benefits, AP	$7	$7-9

2) Regional management restructuring	8	8

3) Third party spend on locums tenens, print, other	10	10-12

4) IT cloud migration, outsourcing, consolidation	2	4-7

5) Network consolidation of regional offices	1	1

6) Service center consolidation	0	7-9

Total profit improvement EBITDA impact	$28	$34-45

[1]	YE 2017

The Company believes that one of the most important factors potential customers, such as hospitals and other healthcare facilities, evaluate when considering a staffing partner is financial stability. TeamHealth’s historically strong financial performance continues to serve as competitive advantage in winning new contracts, renewing existing contracts and establishing and maintaining relationships with physicians and hospitals.

Predictable organic growth and M&A integration

TeamHealth’s overall net revenue growth increased at a 22.1% compound annual growth rate from 2012 to 2015. The Company has continued to utilize its competitive strengths to capitalize on favorable industry trends and drive growth by:

Driving same contract revenue growth

Capitalizing on outsourcing opportunities to win new contracts

Executing a disciplined M&A strategy

Net revenue ($mm)

[1]	As of September 30, 2016

Source: Company filings

Revenue growth contribution

[1]	As of September 30, 2016

Source: TeamHealth management

Driving same contract revenue growth

TeamHealth has a strong record of achieving growth in revenues from its existing customer base. In 2014 and 2015, same contract revenue grew by approximately 6.1% and 4.9% respectively on a year-over-year basis. As of September 30 2016, same contract revenue increased by 3.9% over the same period last year. Roughly half of the growth in same contract revenue over the last 6 years can be attributed to volume growth and the other half reimbursement growth. While volume fluctuations from flu and macro trends can drive year to year volatility, same contract revenue growth has typically reverted to the 4% to 6% range over the longer term.

Same-contract revenue growth

[1]	As of September 30, 2016

Source: TeamHealth management

The Company plans to continue to increase revenues from existing customers by:

•	Capitalizing on increasing patient volumes

•	Implementing enhanced point of service capture of non-clinical patient data, resulting in improved billing and collection for services rendered

•	Continuing to improve documentation of clinical care delivered, thereby capturing appropriate reimbursement for services provided

•	Negotiating and implementing fee schedule increases, where appropriate

•	Cross-selling additional services within contracted healthcare facilities

•	Increasing staffing levels and expanding services at current military sites of service to retain patients who might otherwise receive services off-base

•	Participating in value based care programs

Capitalizing on Outsourcing Opportunities to Win New Contracts

As hospitals and other healthcare providers continue to experience pressure from managed care companies and other payors to reduce costs while maintaining or improving their quality of service, TeamHealth believes hospitals and other contracting parties will increasingly turn to a single source with an established track record of success for outsourced physician staffing and administrative services. The Company believes it is well-positioned to capitalize on the growth in emergency medicine and other target outsourcing markets due to its:

•	Demonstrated ability to improve productivity, patient satisfaction and quality of care while reducing overall cost to the healthcare facility

•	Successful record of recruiting and retaining high quality physicians and other healthcare professionals

•	Ability to further expand offerings in hospitals and providers the Company already serves

•	National presence

•	Sophisticated information systems and standardized procedures that enable the Company to efficiently manage its core staffing and administrative services as well as the complexities of the billing and collections process

•	Financial strength and resources

Furthermore, the Company seeks to obtain new contracts that meet its financial targets by:

•	Replacing competitors at hospitals that currently outsource their services

•	Obtaining new contracts from healthcare facilities that do not currently outsource

•	Expanding its present base of military treatment facility contracts by successfully competing for new staffing contracts

Executing a disciplined M&A strategy

Although TeamHealth is one of the largest providers of outsourced physician staffing and administrative services in the US, based on revenues and patient visits, its current ED and hospital medicine market shares are less than 20%. With the market still highly fragmented and approximately 61% of ED outsourcing serviced by local and regional groups, TeamHealth believes this dynamic represents an attractive opportunity for further consolidation. As reimbursement models change and require greater regulatory and compliance reporting requirements, a further tailwind exists driving smaller physician groups to sell to larger, scale platforms such as TeamHealth who have the resources and expertise to navigate the evolving regulatory landscape.

TeamHealth has had a long and successful record of efficiently executing on M&A opportunities. For fiscal year 2015 and YTD 2016, the company has executed 22 successful acquisitions – all at highly attractive multiples for TeamHealth. The Company is a partner of choice and uses experienced teams of operations and financial personnel to conduct thorough diligence on potential targets as well as dedicated teams responsible for the integration of acquired centers and practices. The Company considers physician group integration as a core competency and intends to continue using some of its robust internally generated cash flows selectively for smaller tuck-in acquisitions at attractive multiples to enhance both its strategic and competitive positions.

Acquisitions for 2015 and YTD 2016

Company	Date	Business

Florida Emergency Physicians (FEP)	10/16	ED

Evergreen Emergency Services	10/16	ED

EmMed, PC	9/16	ED

Grossmont Emergency Medical Group	8/16	ED

Anesthesia Associates of Cincinnati and Pain Management Associates	8/16	Anesthesia

Signature Healthcare Solutions	8/16	Hospital Medicine / Post-Acute

North Florida Hospital Group	7/16	Anesthesia

Lake County Anesthesia Associates	7/16	Anesthesia

Tri City Emergency Medical Group	6/16	ED

Children’s Emergency Services	4/16	ED

Emergency Physicians of Connecticut, Emergency Care Services of New England	3/16	ED

Geriatric Essentials	12/15	Post-Acute Provider Services

Everest Inpatient Services	12/15	Hospital Medicine

South Atlantic Division Physician Group	12/15	ED

IPC Healthcare, Inc.	11/15	Hospital Medicine / Post-Acute Provider Services

Freemont Emergency Services, Advanced Care Emergency Services, Advanced Care Emergency Specialists	10/15	ED

Brookhaven Anesthesia Associates	7/15	Anesthesia

Princeton Emergency Physicians	5/15	ED

Professional Anesthesia Service	5/15	Anesthesia

Ruby Crest Emergency Medicine	2/15	ED

Capital Emergency Associates	2/15	ED / Hospital Medicine

EOS Medical Group	1/15	ED

Best in class management team

TeamHealth has been able to consistently deliver strong operational and financial performance due to its highly experienced management team. One of TeamHealth’s original co-founders, Executive Chairman H. Lynn Massingale, M.D., has continued to serve in various capacities at the Company since its inception in 1979. Collectively, management has more than 125 years of industry experience, leading to unrivalled knowledge and insights into the outsourced physician staffing and administrative services industry. Furthermore, the management team has built a highly regarded reputation throughout the industry, synonymous with high quality patient care, strong execution and consistency. The Company has one of the most established and recognizable brands within the industry.

Management has devised a winning growth strategy that has served and positioned the Company well to capitalize on evolving industry trends. This strategy emerged from the Company’s core as a leading provider of outsourced emergency medicine staffing and services to a more holistic physician services offering that integrated the full continuum of care. Supporting this transformation has been management’s unique ability to identify opportunities and acquire assets that supplement the Company’s growth trajectory and core competencies.

The Company has added to the depth of its management team, hiring a new Chief Executive Officer, Leif Murphy, who brings with him 22 years of experience and industry knowledge, most recently acting as Chief Financial Officer of LifePoint Health, Inc. Additionally, TeamHealth’s senior corporate and regional management team reflects a mix of both physician and non-physician leaders with an average of more than 27 years in the healthcare industry and more than 14 years of experience with TeamHealth.

Highly experienced management team

Team member	Title	Total years of industry experience

Dr. Lynn Massingale, M.D.	Co-Founder / Executive Chairman	38 years

Leif Murphy	Chief Executive Officer	22 years

David Jones	Chief Financial Officer	24 years

Oliver Rogers	Chief Operating Officer	42 years

5.	Company overview

TeamHealth is one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States based upon revenues, patient visits, and number of clients. Since TeamHealth’s inception in 1979, the Company has provided outsourced services in emergency medicine (EDs). TeamHealth also provides anesthesiology, inpatient services (hospitalists comprising the specialties of internal medicine, orthopedic surgery, general surgery and OB/GYN), scribes, ambulatory care, pediatrics, post-acute care and other healthcare services comprehensive programs that allow facilities to be more cost-effective and focus attention elsewhere. For the preceding 12 months as of September 30, 2016, the Company generated net revenues of $4.4 billion and pro forma adjusted EBITDA of $530 million.

Diverse service offering with particular strength in the emergency medicine

[1]	Management estimates

TeamHealth serves approximately 3,300 civilian and military hospitals, clinics and physician groups in 47 states with a team of more than 20,000 affiliated healthcare professionals, including physicians, physician assistants, nurse practitioners, and nurses. Its facilities served consist of approximately 685 hospital based locations, 220 Spectrum Health Resources (military staffing division) locations, 95 occupational medicine locations, and more than 2,460 IPC-staffed hospitals and post-acute facilities.

Under TeamHealth’s primary business model, the Company signs exclusive contracts with hospitals that retain it to provide clinical staffing services. Once a relationship with a hospital has been formed, TeamHealth assigns affiliated physicians from its network of high-quality local physician groups to work with the hospital staff and to provide patient care. In addition, TeamHealth works to recruit and maintain a network of top-notch local physician groups across the country. The range of physician and non-physician staffing and administrative services that TeamHealth provides to its clients include the following:

•	Recruiting, schedule and credential coordination for clinical and non-clinical medical professionals

•	Coding, billing and collection of fees for services provided by medical professionals

•	Provision of experienced medical directors

•	Administrative support services, such as payroll and professional liability insurance coverage

•	Claims and risk management services

•	Standardized procedures and operational consulting

With respect to physicians, TeamHealth eases the administrative burdens associated with practice management while also providing physicians stable practice opportunities in well-regarded hospitals with competitive compensation. Furthermore, TeamHealth has demonstrated its commitment to building a strong physician-centric culture by employing physician leaders throughout all levels of its organization and by providing its physicians with continuing medical education and other opportunities for career advancement. For hospitals, TeamHealth delivers mission critical results via a robust operating platform. Supported by the resources of a national organization and 15 regional client service teams, the Company’s physicians offer hospitals customizable patient care and the option to “bundle” services. This compelling value proposition is further evidenced by a 93% physician retention rate and a 97% contract retention rate with affiliated hospitals (calculated on a preceding 12 month basis as of September 30, 2016 for ED operations).

TeamHealth is a national company delivering services through its regional operating units located in key geographic markets. This operating model enables the Company to provide a localized presence combined with the benefits of scale in centralized administrative and other back office functions that accrue to a larger, national company. The teams in TeamHealth’s regional offices are responsible for managing client relationships and for providing healthcare administrative services.

Unmatched national platform of provider services

Source: TeamHealth management

Company history

Segment overview

TeamHealth provides a full range of outsourced physician staffing and administrative services in emergency medicine, hospital medicine, anesthesiology, inpatient services (hospitalists comprising the specialties of internal medicine, critical care, orthopedic surgery, general surgery, and OB/GYN), scribes, ambulatory care, pediatrics, post-acute care and other healthcare services. The Company also provides a full range of healthcare management services to military treatment and government facilities.

Emergency medicine (57% of LTM 09/30/16 revenues)

TeamHealth is one of the largest providers of outsourced clinical staffing and administrative services for EDs in the United States based upon revenues and patient visits. EDs are a significant source of hospital inpatient admissions with a majority of admissions for key medical service lines starting in EDs, making successful management of this department critical to a hospital’s patient satisfaction rates and overall success. This dynamic, combined with the challenges involved in billing and collections and physician recruiting and retention, is a primary driver for hospitals to outsource their clinical staffing and management services to companies such as TeamHealth. As of December 31, 2015, the Company independently contracted with or employed approximately 4,900 hospital-based emergency physicians. Net revenues derived from TeamHealth ED service line were 67% and 68% of the Company’s consolidated net revenues in 2013 and 2014 and 57% of 2015 and LTM 09/30/16 respectively.

The Company contracts with hospitals to provide qualified emergency physicians, physician assistants and nurse practitioners for their EDs. In addition to the core services of contract management, recruiting, credentials coordination, staffing and scheduling, TeamHealth provides client hospitals with enhanced services designed to improve the efficiency and effectiveness of their EDs. The Company has specific programs that apply proven process improvement methodologies to departmental operations. By providing these enhanced services, TeamHealth believes it increases the value of services provided to clients and improves client relations. Additionally, TeamHealth believes these enhanced services also differentiate the Company from the competition in sales situations and improve the Company’s chances of being selected in a competitive bidding process.

The EDs that TeamHealth staffs are generally located in mid-sized to larger hospitals. The Company believes that its experience and expertise in managing the complexities of these high-volume EDs enables its hospital clients to provide higher quality and more efficient physician and administrative services. In this type of setting, TeamHealth can establish stable long-term relationships, recruit and retain high quality physicians and other providers and staff, and obtain attractive payor mixes and stable margins.

Hospital medicine (27% of LTM 09/30/16 revenues)

TeamHealth provides physician staffing and administrative functions for inpatient services, which include hospital medicine, intensivist and house coverage services (Hospitalists comprising the specialties of Internal Medicine, Critical Care, Orthopedic Surgery, General Surgery and OB/GYN). Inpatient contracts with hospitals are generally on a cost-plus or flat rate basis. The Company also contracts directly with health plans.

Following the acquisition of IPC in November 2015, TeamHealth significantly expanded its Hospital Medicine service line for both acute and post-acute care facilities. IPC is the leading national acute hospitalist and post-acute provider group practice in the United States based on revenues, patient encounters and number of affiliated clinicians.

TeamHealth’s clinicians assume the inpatient care responsibilities that are otherwise provided by the primary care physician or attending physician and are reimbursed by third parties using the same fee-for-service visit-based or procedural billing codes as would be used by the primary care physician or attending physician. The Company assists hospitals, post-acute care facilities and payors in improving quality of care, increasing operating efficiencies and reducing costs. Through TeamHealth’s affiliated clinicians, the Company provides, manages and coordinates the care of hospitalized patients and serves as the inpatient partner of primary care physicians and specialists, allowing them to focus their time and resources on their office based practices or their specialties. By practicing each day in the same facility, the Company’s clinicians perform consistent functions, interact regularly with the same healthcare professionals and become highly accustomed to specific facility processes, which can result in greater efficiency, less process variability and better patient outcomes. TeamHealth believes the Company’s hospitalists and post-acute clinicians are better able to achieve these results because of their exclusive focus on inpatient care without the inherent distraction of balancing both inpatient and outpatient care responsibilities.

Likewise, TeamHealth believes the Company’s clinicians generate operating and cost efficiencies by managing the treatment of a large number of patients with similar clinical needs. For the year ended December 31, 2015, on a pro forma basis assuming the IPC Transaction had been completed on January 1, 2015, approximately 27% of the Company’s consolidated revenues were generated by the hospital medicine and post-acute service line. For LTM 09/30/16, legacy and IPC comprised 27% of consolidated revenues.

Anesthesia (10% of LTM 09/30/16 revenues)

TeamHealth provides outsourced anesthesiology and pain management solutions to hospitals and ambulatory surgery centers on a ‘turn-key’ basis. Anesthesiologists act as the gatekeepers to surgical services for patients, assessing patients’ fitness for operations, administering anesthesia and sedation for surgical procedures and scheduling surgical cases. Many surgeons have strong preferences for anesthesiologists they work with and hence access to quality physicians in this regard is important. As one of the hospital’s most profitable service lines, providers are looking for staffing partners like TeamHealth that have the ability to help coordinate surgeries, reduce costs and increase quality.

The services provided by anesthesiologists, certified registered nurse anesthetists (CRNAs), and anesthesiologist assistants include anesthesia for the full range of surgical subspecialties, including cardiac, pediatric, trauma, ambulatory, orthopedic, obstetrical, general and ear, nose and throat, as well as interventional pain management. The Company also provides comprehensive administrative oversight and business management of these services, including processes designed to improve the efficiency and effectiveness of the anesthesiology department and the hospital’s surgical services. This, along with TeamHealth’s industry reputation and focus on high levels of customer service, provide the Company with key market differentiation. As of December 31, 2015, the Company independently contracted with or employed approximately 400 anesthesiologists. Net revenues derived from the anesthesiology service line were 10% and 11% of consolidated net revenues in 2013, 2014 respectively and 10% for 2015 and LTM 09/30/16.

Other (6% of LTM 09/30/16 revenues)

In addition, TeamHealth operates in the following service lines:

Military staffing. TeamHealth provides through its Spectrum Health Resources division physician and other non-physician staffing services, including such services as nursing, specialty technician and administrative staffing, primarily in military treatment and outpatient clinical facilities within the United States. These services are generally provided on an hourly contract basis. Net revenues derived from TeamHealth military staffing services line were 5%, 4%, and 3% of the Company’s consolidated net revenues in 2013 and 2014 and 2015, respectively.

Temporary staffing. TeamHealth provides temporary staffing (locum tenens) of physicians and advanced practice clinicians to hospitals and other healthcare organizations through the Company’s subsidiary, D&Y. TeamHealth also uses D&Y to provide locum tenens staffing to the Company’s internal operations when such opportunities are available. Temporary staffing specialties placed include anesthesiology, hospitalists, primary care, radiology, psychiatry and emergency medicine, among others. Revenues from these services are generally derived from a standard contract rate based upon the type of service provided. Customers include hospitals, military treatment facilities and medical groups.

Pediatrics. TeamHealth provides outsourced pediatric physician staffing and administrative services for general and pediatric hospitals on a fee-for-service basis. These services include pediatric emergency medicine, neonatal intensive care, pediatric intensive care, urgent care centers, primary care centers, observation units and inpatient services. TeamHealth also operates after-hours pediatric urgent care centers in Florida.

Scribes. Through the Company’s medical scribes company, PhysAssist, TeamHealth provides documentation services to physicians and other medical personnel in a variety of healthcare environments. PhysAssist also provides scribes to TeamHealth’s internal operations in certain locations.

Ambulatory care. TeamHealth provides cost-effective, high quality primary care physician staffing and administrative services in stand- alone urgent care clinics and in clinics located on the work-site of industrial clients. Urgent care is an emerging area that is an important part of the continuum of care and not only serves as a portal on the initial or front end of care but also as a site for the delivery of follow up post discharge care to patients. The Company believes that there will be a need for increased urgent care capacity as a result of an expansion in the number of individuals with health insurance under the Patient Protection and Affordable Care Act (PPACA) and the reemergence of cost-based initiatives will increase pressure to drive care to the lowest cost setting. As opportunities present themselves, the Company will look to develop urgent care clinics in attractive markets including working in concert with the Company’s hospital partners in various arrangements including potential joint ventures or staffing hospital owned facilities.

Medical call center services. Through the Company’s subsidiary, TeamHealth provides medical call center services to hospitals, physician groups and managed care organizations. The Company’s 24-hour medical call center is staffed by registered nurses and specially trained telephone representatives with consultation available from practicing physicians. The services provided include:

•	Physician after-hours call coverage

•	Community nurse lines

•	ED advice calls

•	Physician referral

•	Class scheduling

•	Appointment scheduling

•	Web response

In addition, TeamHealth can provide ED clients with outbound follow-up calls to patients who have been discharged from an ED. The Company believes this service results in increased patient satisfaction and decreased liability for the hospital. TeamHealth’s medical call center is one of the few call centers nationwide that is accredited by the Utilization Review Accreditation Committee, an independent nonprofit organization that provides accreditation and certification programs for call centers.

Contractual arrangements

Fundamentals of TeamHealth’s business model

Hospitals	Contracts with hospitals are typically:
	•	Three years in length
	•	Automatically renew
	•	Take the form of fee-for-service, flat-rate or cost-plus
Military and government facilities	Contracts with military and government facilities are typically:
	•	One year in length
	•	Automatically renew
	•	Based on an hourly or contracted fee basis
Physicians	Contracts with independent contractors or employees are typically:
	•	Automatically renew
	•	Pay is based on base rate process, productivity-based process or a combination of both
	•	Contracts generally contain non-compete / non-solicit clauses when practices are acquired
Other healthcare professionals	Utilizes and provides other advanced practice clinicians, such as:
	•	Physician assistants, nurse practitioners, certified registered nurse anesthetists, anesthesiologist assistants and administrative support staff to assist physicians

Sign exclusive contract with hospital to provide clinical staffing

Recruit and maintain a high-quality local physician group

Physicians work with hospital staff to provide patient care

Provide turn-key practice support to the group, including:
•	Negotiate managed care contracts with payor
•	Bill, code and collect for services provided
•	Provide professional liability insurance

Provide value-added consulting services to the hospital client

TeamHealth earns revenues from both fee-for-service arrangements and from flat-rate or hourly contracts. Neither form of contract requires any significant financial outlay, investment obligation or equipment purchase by TeamHealth other than the professional expenses and administrative support costs associated with obtaining and staffing the contracts and the associated cost of working capital for such investments.

The Company’s contracts with hospitals generally have terms of three years. Present contracts with military treatment and government facilities are generally for one year. Both types of contracts often include automatic renewal options under similar terms and conditions unless either party gives notice to the other of an intent not to renew. Despite the fact that most contracts can be terminated by either party upon notice of as little as 90 days, the average tenure of the Company’s existing ED contracts is approximately thirteen years. The termination of a contract is usually due to either an award of the contract to another staffing provider as a result of a competitive bidding process or the termination of the contract by TeamHealth due to a lack of an acceptable profit margin on fee-for-service patient volumes coupled with inadequate contract subsidies. Contracts may also be terminated as a result of a hospital facility closing due to facility mergers or a hospital attempting to insource the services being provided by TeamHealth.

Hospitals

TeamHealth provides outsourced physician staffing and administrative services to hospitals under fee-for-service contracts, flat-rate contracts and cost-plus contracts. Hospitals entering into fee-for-service contracts agree, in exchange for granting exclusivity to the Company for such services, to authorize TeamHealth to bill and collect the professional component of the charges for such professional services. Under the fee-for-service arrangements, the Company bills patients and third-party payors for services rendered, making up the majority of its revenue in this instance. Depending on the underlying economics of the services provided to the hospital, including its payor mix, TeamHealth may also receive supplemental revenue from the hospital however this is generally less than 4% of total revenue for the Company. In a fee-for-service arrangement, the Company accepts responsibility for billing and collections.

Under flat-rate contracts, the hospital usually performs the billing and collection services of the professional component and assumes the risk of collectability. In return for providing the physician staffing and administrative services, the hospital pays the Company a contractually negotiated fee, often on an hourly basis. Under cost-plus contracts, the hospital typically reimburses for the amount of the total costs incurred in providing physicians and mid-level practitioners to perform the professional services, plus an agreed upon administrative management fee, less the Company billings and collections of the professional component of the charges for such professional services.

Hospitalist clinicians are credentialed and maintain privileges at the hospitals they serve. Patients are referred to TeamHealth affiliated clinicians through their community medical providers, emergency departments, payors and hospitals, in the same manner as many other medical professionals receive referrals. Third party payors and patients pay for TeamHealth services in the same manner as they would pay the primary care physicians and other medical professionals who otherwise would be furnishing this direct patient care. Patient encounters are obtained through a network of more than 48,000 referring physicians and 3,500 health plans. TeamHealth’s hospitalist programs are structured to provide acute care hospitals with a consistent on-site physician presence that typically results in fewer admitting physicians overseeing patients in the hospital, thereby reducing process variability and enhancing the ability to implement standardized practices. The Company believes the affiliated clinicians’ consistent presence in the facilities leads to more efficient processes within the acute care hospitals, which can improve clinical outcomes, decrease average length of inpatient stay and lower costs per day. By concentrating the care of more patients with relatively fewer physicians, hospitals can more easily implement new initiatives and enhance compliance with protocols.

Alternative sites of inpatient and post-acute care facilities

Alternative sites of inpatient and post-acute care facilities such as long-term acute care facilities, specialty hospitals, psychiatric facilities, rehabilitation hospitals and skilled nursing facilities face many of the same challenges as acute care hospitals. There is increasing demand for facility-based care in the post-acute setting, and these facilities face challenges related to the narrow breadth of physician coverage that is typically available at such sites. TeamHealth’s affiliated clinicians provide alternative sites of inpatient care in the post-acute setting with consistent on-site physician availability and experience. The Company believes this benefits inpatient care in post-acute care facilities by providing a single point of contact and regular communication with other healthcare constituents outside the site of care. The Company’s clinicians in both post-acute and acute care facilities may coordinate patient care with each other, thereby providing a continuum of care which improves quality of care while enhancing the patient experience. By coordinating inpatient care at such facilities, TeamHealth believes the affiliated clinicians manage the appropriate utilization of patient care to the benefit of both the patients and the facility.

Military treatment and government facilities

TeamHealth’s present contracts to provide staffing for military treatment and government facilities generally provide such staffing on an hourly or contracted fee basis.

Physicians

The Company contracts with physicians as independent contractors or employees to provide the professional services necessary to fulfill the contractual obligations to the Company’s hospital clients. The Company typically pay physicians: (1) a base rate (generally for emergency physicians an hourly rate for each hour of coverage and a base salary for other physician specialties) provided at rates comparable to the market in which they work; (2) a productivity-based payment such as a relative value unit (RVU) based payment or (3) a combination of both a fixed rate and a productivity-based payment. The hourly rate varies depending on whether the physician is independently contracted or an employee. Independently contracted physicians are required to pay self-employment tax, social security, and workers’ compensation insurance premiums. By contrast, the Company pay these taxes and expenses for employed physicians.

The Company’s contracts with physicians generally have automatic renewal provisions and can be terminated at any time under certain circumstances by either party without cause, typically upon 90 to 180 days’ notice. TeamHealth’s physician contracts may also be terminated immediately for cause by the Company under certain circumstances. In addition, the Company has generally required physicians to sign non-competition and non-solicitation agreements. Although the terms of TeamHealth’s non-competition and non-solicitation agreements vary from physician to physician, they generally restrict the physician for two years after termination from divulging confidential information, soliciting or hiring employees and physicians, inducing termination of TeamHealth agreements, competing for and/or soliciting TeamHealth clients and, in limited cases, providing services in a particular geographic region. As of November 30, 2016, the Company had working relationships with approximately 9,400 physicians, of which approximately 4,100 were independently contracted.

Other healthcare professionals

TeamHealth utilizes other advanced practice clinicians, such as physician assistants, nurse practitioners, certified registered nurse anesthetists, anesthesiologist assistants and administrative support staff to assist physicians when staffing TeamHealth’s hospital-based facilities. The Company also provides other healthcare professionals such as nurses, specialty technicians and administrative support staff on a contractual basis to military treatment and government facilities. As of November 30, 2016, TeamHealth employed or contracted with approximately 10,700 other healthcare professionals.

Sales and Marketing

Contracts for outsourced physician staffing and administrative services are generally obtained either through direct selling efforts or requests for proposals. TeamHealth has a team of sales professionals located throughout the country. Each sales professional is responsible for developing sales opportunities for the operating unit in their territory. In addition to direct selling, the sales professionals are responsible for working in concert with the regional operating unit president and corporate development personnel to respond to requests for proposals or to take other steps to develop new business relationships. Although practices vary, healthcare facilities generally issue a request for proposal with demographic information of the facility department, a list of services to be performed, the length of the contract, the minimum qualifications of bidders, the selection criteria and the format to be followed in the bid. Supporting the sales professionals is a fully integrated marketing campaign comprised of an inside sales program, an internet website, journal advertising, direct mail, conventions/trade shows, online campaigns, social media and a lead referral program.

Payor mix

Payor mix has remained stable over a long period of time and is comprised of 57.9% government, 25.8% commercial and 15.0% self-pay, based on a percentage of consolidated fee-for-service volume for the nine months ended September 30, 2016. Given TeamHealth’s focus in emergency medicine and the existing requirements to treat all patients irrespective of insurance coverage, the implementation of the Affordable Care Act (ACA) and the subsequent expansion in covered lives did not impact the Company’s patient volumes significantly. However, the Company did experience an improvement in reimbursement and collections resulting from a shift of previously uninsured patients to Medicaid.

The chart below summarizes TeamHealth’s approximate payor mix as a percentage of consolidated fee-for-service patient volume for the periods indicated:

Nine months ended September 30, 2014, 2015 and 2016

Source: Company filings

Services overview

Contract management

The Company’s delivery of services for a clinical area of a healthcare facility is led by an experienced contract management team of clinical and other healthcare professionals. The team usually includes a regional medical director, an on-site medical director and a client services manager. The on-site medical director is a physician with the primary responsibility of coordinating the physician component of a clinical area of the facility. The medical director works with the team, in conjunction with the nursing staff and private medical staff, to improve clinical quality and operational effectiveness. Additionally, the medical director works closely with the regional operating unit’s operations staff to meet the client’s ongoing recruiting and staffing needs.

Credentials coordination

The Company gathers primary source information regarding physicians to facilitate the review and evaluation of physicians’ credentials by the healthcare facility.

Information systems

The Company has invested in advanced information systems and proprietary software packages designed to assist hospitals in lowering administrative costs while improving the efficiency and productivity of a clinical area. These systems include TeamWorks, the Company’s national physician database and software package that facilitates the recruitment and retention of physicians and supports the contract requisition, credentials coordination, automated application generation, scheduling and payroll operations.

The strength of the Company’s electronic billing system and other information systems has enhanced the Company’s ability to properly collect patient payments and reimbursements in an orderly and timely fashion and has increased the billing and collections productivity. As a result of TeamHealth’s investments in information systems and the company-wide application of operational best practices policies, TeamHealth believes the Company’s average cost per patient billed and average recruiting cost per clinician are among the lowest in the industry.

TeamHealth provides the Company’s affiliated hospital medicine clinicians with access to IPC-Link ® and other third party applications (collectively IPC-Link ®) through TeamHealth web-based “Virtual Office” portal to support their clinical, administrative and communications needs. IPCLink ® is distinctive in its ability to capture the results of each doctor-patient encounter and organize these results into a searchable database. IPC-Link ® enables TeamHealth affiliated clinicians to view and record important patient data, and allows clinicians in a practice group to share patient information as needed. Additionally, the technology enables TeamHealth affiliated clinicians to communicate directly and securely to the clinical call center and the Company’s risk management and compliance departments. IPC-Link ® includes a secure, HIPAA-compliant web interface, which allows TeamHealth to assume responsibility for billing, collection and reimbursement for services rendered by TeamHealth affiliated clinicians.

Within IPC, the Company use IPC-Link ® to create customized surveys for patients who are discharged to home from an inpatient facility. To assist in monitoring and documenting the patient’s discharge or transition to outpatient care, IPC-Link ® provides TeamHealth’s call center with patient information and follow-up instructions. TeamHealth’s system provides for the Company’s dedicated call center staff of patient representatives and nurses to contact the discharged patient, usually within 48 hours of discharge, to discuss the patient’s ability to understand post-discharge instructions, obtain prescribed medication, schedule an appointment with a primary care physician and fulfill other health-related post-discharge needs. TeamHealth’s system enables the Company to identify a patient’s post-discharge medical issues on a near real-time basis, coordinate care with the appropriate care provider, improve outcomes, lower the readmission rate into inpatient facilities, and decrease TeamHealth medical malpractice risk.

Operational consulting

The Company assists the Company’s clients in achieving or exceeding their clinical, operational and financial goals through operational consulting. TeamHealth’s focus is on improving patient satisfaction, reducing patient throughput times, managing resource utilization, ensuring integration among multiple service lines, improving clinical outcomes, and overall enhancing efficiency and quality of patient care. TeamHealth utilizes physician and nurse coaches in providing this consulting service.

Scheduling

The Company scheduling department assists the on-site medical directors in scheduling physicians and other healthcare professionals within the clinical area on a monthly basis.

Billing and collections

The Company billing and collection services are a critical component of the Company’s business. TeamHealth’s fee-for-service billing and collection internal operations are primarily conducted at one of seven billing locations. TeamHealth’s emergency medicine, acute-care, and anesthesia services operate on a uniform billing system using a state of the art billing and accounts receivable software package with comprehensive reporting capabilities. The Company is able to maintain fee schedules that vary for the level of care rendered and to apply contractually agreed upon allowances (in the case of commercial and managed care insurance payors) and reimbursement policy parameters (in the case of governmental payors) to allow the Company to process payor reimbursements at levels that are less than the gross charges resulting from the Company’s fee schedules. TeamHealth’s billing system calculates the contractual allowances at the time of processing of third-party payor remittances. The contractual allowance calculation is used principally to determine the propriety of subsequent third-party payor payments. The nature of emergency care services and the requirement to treat all patients in need of such care and often times under circumstances where complete and accurate billing information is not readily available at the time of discharge, precludes the use of the Company billing system to accurately determine contractual allowances on an individual patient basis for financial reporting purposes. As a result, management estimates net revenues, which is the Company revenue estimated to be collected after considering the contractual allowance obligations and the Company’s estimates of doubtful accounts.

The Company has interfaced a number of other software systems with TeamHealth’s billing system to further improve productivity and efficiency. Foremost among these is an electronic registration interface that has the capability to gather registration information directly from a hospital’s management information system. Additionally, the Company has invested in electronic submission of claims and remittance posting, as well as electronic chart capture, workflow, and online coding. These programs have resulted in lower labor and postage expenses. During 2015, approximately 89% of the Company’s nearly 17 million fee for service patient visits were processed through the Company’s enhanced billing system applications.

The Company also operates an internal collection agency. Substantially all non-IPC collection placements generated from the Company billing locations are sent to the agency. Comparative analysis has shown that the internal collection agency is more cost effective than the use of outside agencies and has improved the collectability of existing placements. TeamHealth’s advanced comprehensive billing and collection systems allow the Company to have full control of accounts receivable at each step of the process.

Staffing

The Company provides a full range of staffing services to meet the unique needs of each healthcare facility. TeamHealth’s dedicated clinical teams include qualified, career-oriented physicians and other healthcare professionals responsible for the delivery of high quality, cost- effective care. These teams also rely on managerial personnel, many of whom have clinical experience, who oversee the administration and operations of the clinical area. As a result of the Company’s staffing services, healthcare facilities can focus their efforts on improving their core business of providing healthcare services for their communities as opposed to recruiting and managing physician staffing. TeamHealth also provides temporary staffing services of physicians and other healthcare professionals to healthcare facilities on a national basis.

Payroll administration and employee benefits

The Company provides payroll administration services for the physicians and other healthcare professionals with whom they contract. TeamHealth’s clinical employees benefit significantly from the ability to aggregate eligible physicians and other healthcare professionals to negotiate more favorable employee benefit packages and to provide professional liability coverage at lower rates than many hospitals or physicians could negotiate individually. Additionally, healthcare facilities benefit from the elimination of the overhead costs associated with the administration of payroll and, where applicable, employee benefits.

Patient safety organization

The Company has established a federally qualified PSO, whose mission is to improve patient care by conducting quality and safety analyses. Through the protection of the Patient Safety and Quality Improvement Act of 2005 and implementing regulations, confidentiality is afforded to all patient safety work product analyzed within the PSO. The TeamHealth PSO creates a secure environment that enables professional analyses of clinical issues so that best practices can be developed and shared in a confidential environment that fosters a culture of continuous quality improvement in patient care and safety.

Recruiting

Many healthcare facilities lack the resources necessary to identify and attract specialized, career-oriented physicians. The Company has a staff of more than 100 professionals dedicated to the recruitment of qualified physicians and other clinicians. These professionals are regionally located and focus on matching qualified, career-oriented physicians with healthcare facilities. Common recruiting methods include the use of the Company’s robust residency relations program, proprietary national physician database, attendance at trade shows, the placement of website and professional journal advertisements, telemarketing efforts and referrals from TeamHealth’s existing providers. The Company has committed significant infrastructure and personnel to the development of a proprietary national physician database to be shared among the Company’s regional operating units. This database is utilized at all of the Company’s operating units. Prospects expressing interest in one of the Company’s practice opportunities then provide more extensive background on their training, experience, and references, all of which are added to the Company database. TeamHealth’s goal is to ensure that the practitioner is a good match with both the facility and the community before proceeding with an interview.

Risk management

Through the organization’s Patient Safety Organization (PSO), claims management staff, quality assurance staff, Chief Risk Officer and medical directors, TeamHealth manages an aggressive risk management program for loss prevention and early intervention. The Company is proactive in promoting early reporting, evaluation and resolution of serious incidents that may evolve into claims or suits. TeamHealth’s risk management function is designed to prevent or minimize medical professional liability claims and includes:

•	Incident reporting systems through which TeamHealth monitors events that may potentially become claims

•	Tracking/trending the cause of events and claims looking for preventable sources of erroneous medical treatment or decision making

•	Risk management quality improvement programs

•	Physician education and service programs, including peer review, clinical performance review and the provision of more than 300,000 hours of Category I continuing medical education credits in 2015

•	Collection of loss prevention information available to affiliated providers, enabling them to review current topics in medical care

•	Early intervention in potential professional liability claims

In addition, TeamHealth believes the Company has one of the most comprehensive risk management information systems on the market. TeamHealth uses this information system to enhance the Company’s physician risk management assessments, malpractice claims/litigation management and the analysis of claims data to identify loss patterns/trends. The collection and analysis of claims data enables the Company to evaluate losses and target risk management intervention to proactively address potential liability exposures. TeamHealth also uses this information as the basis for the Company’s biannual actuarial analyses.

Continuing medical education services

The TeamHealth Institute is fully accredited by the Accreditation Council for Continuing Medical Education and the American Nurses Credentialing Center. This allows TeamHealth to grant the Company’s clinicians continuing medical education credits for educational programs at a lower cost than if such credits were earned through external programs.

IPC integration status update

In conjunction with the acquisition of IPC in November 2015, TeamHealth retained Boston Consulting Group to help develop the overall integration plan and coordinate execution efforts. The Company believes the full potential of realizable EBITDA synergies from the acquisition is $74 million. By the end of 2016, the Company had realized $20 million of EBITDA synergy impact, $16 million through cost saving initiatives and $4 million through revenue generating initiatives. Additionally, the Company believes there is a further $54 million of EBITDA synergy impact yet to be realized, $22 million related to initiatives that have already been actioned and are in the process of being realized and $32 million of which are prospective. The synergies that have already been actioned will flow through over the next nine months. The prospective synergies are expected to be actioned and realized over 2017 and 2018. Below is an update on the IPC integration efforts.

IPC synergies reconciliation1 ($mm)

		Not yet realized		Full potential
$mm	Realized	Actioned	Prospective
1) Executive team and duplicative public company costs	$4	$2	$1	$8
2) Operations / headcount to consolidate markets	8	7	5	20
3) Corporate costs including health / dental insurance plans	4	4	(1)	7
4) Revenue cycle / IT: physician training and headcount	0	0	2	2
Cost synergy subtotal EBITDA impact	$16	$14	$7	$38
1) Managed care pricing: migrating IPC onto TMH rates / contracts	$3	$6	$14	$23
2) Billing: AR intelligence software to improve collections	0	1	9	10
3) Improved subsidies from hospitals on IPC contracts	0	1	2	3
Operating synergy subtotal EBITDA impact	$4	$8	$25	$37
Total potential IPC synergy EBITDA impact	$20	$22	$32	$74

[1]	LTM as of 09/30/16

Revenue cycle / billing systems

TeamHealth began efforts to transition IPC billing to the Company’s GE billing system platform in Q1 2016, with Nevada the first to go live on the system in October 2016. A number of changes were implemented on the IPC billing system in order to gain some cost and revenue synergies prior to the full transition to the Company’s billing system. This included changing the Tax ID numbers (TIN) structure to achieve better managed care rates in Texas and Tennessee.

The Company has opted for a more sequential transition on a regional and physician basis, focusing on ensuring a successful migration. A complete transition schedule is expected to be documented in Q1 2017, transitioning the remaining states on a monthly or quarterly basis throughout 2017. The advantages of transitioning the IPC billing system include:

•	A single billing platform for acute care

•	Standardized processes which should yield in process efficiencies and improved revenue

•	Consolidated vendor processing and better overall pricing

•	Implementation of automated workflow tools

Financial reporting

TeamHealth has completed the initial migration of IPC to the Company’s financial reporting system in 2016. However, the legacy IPC reporting system will continue to be used to ensure seamless continuity until full integration is completed in 2017. Additionally, the Company aims to expand the operational reporting on its system to further enhance operations and reporting across the service offering.

Business development

TeamHealth continues to view business development efforts as a key success factor and differentiator. Integration of the business development teams of IPC was fully completed in 2016, supported by new go-to-market strategies that leverage the entire TeamHealth platform across the care continuum while continuing to utilize elements of the IPC strategy that made the Company into a leading hospitalist provider.

Human resources

TeamHealth completed the initial synergy opportunities related to human resources in 2016. This included restructuring the IPC senior leadership and removing 8 positions which overlapped with the Company as well as promoting 4 IPC leaders to Regional Senior Vice President, to align with the Company’s market Executive Vice President structure. Additionally, TeamHealth aligned IPC leadership goals to match the Company’s structure – focusing on EBITDA expansion, growth opportunities and optimization of personnel, service and quality. The Company aims to separate the leadership and operational structures of the acute and post-acute segments and has made meaningful progress on this to date.

Managed care contracting

The majority of the revenue synergies from the IPC acquisition will be driven by leveraging TeamHealth’s strong managed care contracting, which is supported by strong payor relationships and a robust collections infrastructure. TeamHealth now offers a more robust and comprehensive service offering consolidated through a single high quality outsourced physician staffing provider. This results in considerable negotiating power to the Company while allowing payors to work with a single, dependable and trusted provider to enhance patient care and reduce costs. Additionally, the Company is currently conducting a review of plans with key payors and has identified a number of opportunities for improved contracting.

BPCI integration

Following the close of the transaction, a notice of termination was provided to IPC’s incumbent BPCI convener and both the IPC and TeamHealth programs were consolidated under a single convener. During 2016, the BPCI program has been managed on a consolidated basis and the overall scope and scale of the program has been refined based upon revised data provided by CMS, limiting downside risk and maximizing the opportunities under the program.

6.	Industry overview

Between 2015 and 2025, U.S. healthcare spending is expected to grow on average 5.8% year over year. Growth in healthcare spending is being driven by all sub-segments, with hospital care and physician services each growing at a CAGR of 5.9% and 5.6% respectively between 2015 and 2025. This trend is being driven by increased demand on the healthcare system, the result of a growing and aging population that is expected to live longer. According to data from BMI research, the U.S. population is expected to grow 7.2% between 2016 and 2026 with the proportion of individuals over the age of 65 accounting for 19.3% by 2025, up from 15.2% in 2015. Additionally, the implementation of the Affordable Care Act has driven demand through an increase in the number of insured lives by approximately 25 million Americans by 2020.

U.S. healthcare spending: 2015–2025

Source: Centers for Medicare & Medicaid Services, Office of the Actuary

TeamHealth estimates the combined size of the domestic outsourced healthcare professional staffing market for emergency medicine, hospital medicine and anesthesia to be approximately $40 billion. Over the last decade, healthcare facilities have experienced increased pressure from government and private payors both to improve the quality and to reduce the cost of care. With the increasing complexity of clinical, regulatory, managed care and reimbursement matters in today’s healthcare environment, healthcare facilities are increasingly outsourcing the staffing and management of key clinical areas to companies such as TeamHealth that possess specialized skills, standardized models and information technology to improve service, increase the overall quality of care and reduce administrative costs.

TeamHealth targets certain clinical areas within healthcare facilities, including emergency medicine (ED), hospital medicine, and anesthesiology. TeamHealth estimates the annual size of these markets in the United States to be approximately $12 billion, $12 billion and $15 billion, respectively in 2016.

Each of these clinical areas currently faces physician shortages, and many healthcare facilities lack the resources necessary to identify and attract specialized, career-oriented physicians. Moreover, the market for outsourced services in each of these areas is highly fragmented and predominately served by small practice groups. Thus, TeamHealth believes that these market conditions present enormous opportunities for future growth as the industry becomes more regulated and consolidated.

The total addressable market opportunity

Emergency medicine

$12bn market1

•	Significant revenue source

•	Drives outpatient revenue

•	Source of 50% of inpatient admissions

•	Drives overall market share via increased ED traffic and high patient satisfaction

•	Challenging environment

•	Complex medical care required

•	Regulatory compliance

•	Medical liability

Hospital medicine

$12bn market1

•	Hospitalists drive

•	High-quality, cost-effective inpatient care

•	High satisfaction with patients and medical staff

•	Reduced denials and readmissions

•	Solves problem of unassigned patients

•	Increased reimbursement for quality measures

Anesthesia

$15bn market1

•	Surgery typically the hospital’s most profitable service line

•	Strong anesthesia service allows hospital to add new surgical lines and grow market share

•	Surgery is a complex high-cost environment serving multiple constituents

[1]	Based on TeamHealth estimates

Emergency medicine

With its origins dating back to the early 1970s, the ED is one of the most established service lines for clinical outsourcing. TeamHealth estimates that the annual size of the ED market is approximately $12 billion and is highly fragmented. The ED is a critical service for any successful hospital, acting as the gateway to hospital care, generating an estimated 50% of all inpatient admissions, with significant implications in terms of revenue, cost, quality, and the ability to grow market share. For hospital administrators, the ED represents a highly challenging department to manage given the high patient volumes, the acuity of the clinical presentation, the demands of providing a 24/7 service, regulatory compliance and the complexity around billing, coding and documentation. According to the American Hospital Association (AHA Hospital Statistics, 2011 edition), there were more than 5,000 community hospitals in the United States in 2016, and approximately 92% of those operated EDs. In 2014, hospitals treated more than 136.3 million patients in their EDs, representing a compound annual growth rate of approximately 2.0% from the 112.6 million ED patients treated in 2004. During the same time period, more than 187 EDs closed, which resulted in the average number of patient visits per ED to grow from approximately 24,000 to approximately 30,000 over the same period. Given these issues, hospital administrators continuously seek to align with quality outsourced providers to provide a holistic solution to manage their ED staffing needs.

Emergency departments visits and emergency departments¹ in community hospitals, 1994-2014

Source: Analysis of American Hospital Association Annual Survey data, 2014, for community hospitals. US Census

Bureau: National and State Population Estimates, July 1, 2014

Note: 1 Defined as hospital reporting ED visits in the AHA annual survey

TeamHealth estimates that, of all hospitals that operate an ED, approximately 53% employ their own emergency physicians or are managed by local physician groups. Regional groups make up about 8% of the market, and national groups make up the balance of 39%. However, local providers often lack the operating capital, experience, breadth of services and sophisticated information systems necessary to meet the increasingly complex needs of hospitals. As a result, healthcare facilities seek third-party physician staffing and administrative service providers that can improve department quality, productivity and patient satisfaction while reducing overall costs. Moreover, healthcare facilities rely on third-party services to offer a breadth of staffing and management services, including billing and reimbursement expertise, compliance and financial oversight, and a demonstrated ability to recruit and retain qualified physicians, technicians and nurses. In particular, EDs face significant challenges with respect to capturing patient billing data and collecting relatively small dollar amounts billed to a high volume of patients. As a result, EDs seek third-party providers with the billing expertise, information technology infrastructure and systems necessary to reduce their administrative burden.

Hospital medicine

TeamHealth estimates that the annual size of the hospitalist medicine market is approximately $12 billion and is highly fragmented. The field is expected to continue to grow as hospitals face additional cost pressures and added focus on improving patient outcomes. This market is currently serviced primarily by regional and local outsourced providers.

There are approximately 2,700 hospitals in TeamHealth’s target market that operate hospitalist or specialty hospitalist programs. Of those, approximately 76% are either hospital employed or local physician groups. Regional groups make up approximately 9% of the market with the remaining 15% outsourcing to national groups.

Founded approximately 20 years ago in the early 1990s, the field of hospitalist medicine continues to be an evolving and developing medical specialty. Hospitalists focus on a patient’s care from the time of admission to discharge, working in close consultation with primary care physicians, other referring physicians and medical providers to coordinate the acute and post-acute care delivery system and manage the entire inpatient episode of care. Hospitalists receive medical training generally in primary care, with the majority having experience in internal medicine, family practice or other medical specialties. Hospitalists and post-acute clinicians differ from primary care physicians and specialists by treating patients only in non-office based settings such as acute care hospitals, long term acute care facilities, specialty hospitals, psychiatric facilities and post-acute care facilities. By focusing exclusively on inpatient medicine, hospitalists develop practice expertise in both the diagnosis and treatment of common conditions that require hospitalization and the optimization of patient care within a hospital or a post-acute care facility. These clinicians serve as a necessary and critical role in coordinating, managing and communicating with the different healthcare constituents within the inpatient care and post-hospital settings.

Hospitalists assume the inpatient care responsibilities that are otherwise provided by the primary care physician or attending physician and are reimbursed by third parties using the same visit-based or procedural billing codes as would be used by the primary care physician or attending physician. By practicing each day in the same facility, hospitalists perform consistent functions, interact regularly with the same healthcare professionals and become highly accustomed to specific facility processes, which can result in greater efficiency, less process variability and better patient outcomes. TeamHealth believes its hospitalists and post-acute clinicians are better able to achieve these results because of their exclusive focus on inpatient care without the inherent distraction of balancing both inpatient and outpatient care responsibilities. Likewise, TeamHealth believes its clinicians generate operating and cost efficiencies by managing the treatment of a large number of patients with similar clinical needs.

According to the Society of Hospitalist Medicine (“SHM”), the number of hospitalists has grown over the past decade from a few hundred to more than 44,000 at the end of 2014, making it one of the fastest-growing medical specialties in the United States. The SHM also reports that hospitalists now have a presence at a majority of hospitals nationwide.

TeamHealth believes the growing demand for hospitalists and post-acute clinicians is primarily driven by six significant changes in the healthcare delivery system:

•	The primary care physician’s role in hospital care is decreasing due to the increasingly specialized nature of hospital care, the demands of treating higher acuity patients in an outpatient setting and the desire to reduce on-call obligations

•	Hospitals and post-acute care facilities have a greater need for consistent on-site physician availability, due to the need to admit patients from the emergency department, the increasing severity of illness required to justify hospital admissions, the need to reduce avoidable re-hospitalizations and external pressures to decrease the length of inpatient stays

•	Specialists have an increased desire to limit the scope of their practice to their own medical specialty

•	National residency accreditation organizations have established limitations on the number of hours that resident physicians in training may practice

•	Health plans are seeking alternative mechanisms to appropriately control the substantial increase in inpatient expenditures

•	There is a growing interest in providing a coordinated continuum of care for patients that move between different types of facilities to improve quality of patient care, improve patient satisfaction and to reduce costs over an entire episode of care

Anesthesia

The market for outsourced professional anesthesia services is large, estimated at $15 billion, and is diverse and highly fragmented. There are approximately 2,000 hospitals in Teamhealth’s target market, of which 77% are either hospital employees or local physician groups. Regional groups make up approximately 4% of the market, with the remaining 19% outsourcing to national groups. These small groups of local providers are often high quality clinicians, but lack the resources to develop processes to optimize issues such as timely availability, operating room turnover, and proper preparation of patients to avoid surgical cancellations or delays. In hospitals, the perioperative environment is often the most profitable department, putting a heightened priority and value on the efficient functioning of this unit.

In current market conditions, where hospitals have a need for more sophisticated management of their anesthesiology departments, and where individual groups of anesthesiologists do not have the resources to either recruit enough providers to keep up with the increasing number of surgeries, or to address hospital priorities, demand has significantly increased for organized, national anesthesia management companies. This demand is further enhanced by the growing volume and complexity of surgical cases. The fact that operating rooms (ORs) are the single largest source of earnings for most hospitals and the critical need for patents to move in and out of the OR in a safe and timely manner, with minimal cancellations or delays, creates a gap that hospitals are searching for companies like TeamHealth, with scale and expertise, to fill. The need for anesthesiologists does not start and end in the OR. There are three phases (preoperative, intraoperative, and postoperative) in which hospitals are in need of professionals skilled in managing the treatment of the patients and with a focus on cost containment and efficiency. There is also significant opportunity for consolidation in this field as only 7% of the 43,000 anesthesiologists in the United States are part of a national or regional group (those consisting of more than 50 anesthesiologists). These favorable market characteristics offer the Company tremendous opportunities for growth.

Post-acute

Estimated at a market size of over $300 billion, the post-acute setting represents the most impactful and expensive part of healthcare delivery (CMS). CMS reported that post-acute Medicare spend has grown at a compounded annual growth rate of approximately 5.6% from 2001-2014 (refer to chart below). Post-acute settings are comprised of home health and facilities (which include skilled nursing, inpatient rehabilitation (including psychiatric), assisted living and nursing homes). According to MedPac, in 2013, Medicare alone paid for 9.6 million encounters (including home health patients). Among Medicare beneficiaries enrolled in fee-for-service Medicare and discharged from an acute care hospital in 2013, approximately 42% were discharged to a post-acute setting, with 20% being discharged to a skilled nursing facility, 17% discharged to home health agencies, 4% discharged to an inpatient rehabilitation facility and 1% discharged to a long-term acute care hospital. As the number of Americans aged 65 and over (who represent the highest utilizers of acute and post-acute care services) are expected to account for 19.3% of the population by 2025 (up 15.2% in 2015), post-acute expenditures are also expected to materially increase. However, the post-acute setting has considerable impact on costs, an important consideration in light of the focus on driving down costs within the healthcare system.

Medicare’s post-acute care expenditures ($bn)

Note: These numbers represent only program spending; they do not include beneficiary copayments. Numbers are rounded and may not sum up to total

Source: CMS Office of the Actuary 2016

The growing market for the provision of post-acute clinician services is highly fragmented. Through TeamHealth’s acquisition of IPC, the Company now represents the largest national provider. As shown below, IPC provides services to approximately 2,000 of the roughly 15,000 post-acute facilities in the United States, or approximately 13%. As such, there is a significant consolidation opportunity across a variety of post-acute specialties such as post-acute hospitalist, psychology, psychiatry, geriatrics, and behavioral medicine. With the introduction of value based models for healthcare service delivery, the Company’s scale in the post-acute setting serves as a strong differentiator given care in such a setting drives 70% the value under such models.

Post-acute services

Source: TeamHealth management estimates

The growing demand for hospitalists and post-acute clinicians is also driven by:

•	Primary care physician’s role in hospital care decreasing due to the increasingly specialized nature of hospital care, the demands of treating higher acuity patients in an outpatient setting and the desire to reduce on-call obligations

•	Hospitals and post-acute care facilities have a greater need for consistent on-site physician availability, due to the need to admit patients from the emergency room, the increasing severity of illness required to justify hospital admissions, the need to reduce avoidable re-hospitalizations and external pressures to decrease the length of inpatient stays

•	Specialists have an increased desire to limit the scope of their practice to their own medical specialty

•	National residency accreditation organizations have established limitations on the number of hours that resident physicians in training may practice

•	Health plans are seeking alternative mechanisms to appropriately control the substantial increase in inpatient expenditures

•	There is a growing interest in providing a coordinated continuum of care for patients that move between different types of facilities to improve quality of patient care, improve patient satisfaction and to reduce costs over an entire episode of care as illustrated in the graph below

Post-acute care setting has a significant impact on costs1

[1]	Total episode cost by first setting for post-discharge care 30-day fixed-length episodes

Source: AHA Issue Brief - Moving Towards Bundled Payment 2013

Key recent industry developments

The Affordable Care Act and recent election impacts

Unlike hospitals and other healthcare providers, TeamHealth did not see a meaningful increase in volumes following the expansion in covered lives that occurred in 2014. The Company believes the muted benefit of the enactment and increased coverage through the ACA was likely due the Company’s focus on emergency medicine and the existing requirements to treat all patients including the uninsured. Any benefit that was realized was limited to improved collections on previously uninsured patients who gained coverage under the ACA. This pricing, as opposed to volume benefit, equates to approximately $30 million in annual benefit (benefit to revenue with a significant majority flowing through to EBITDA). The Company expected a further estimated $30 million in the event of full expansion under the ACA.

On November 8, 2016, Republican Donald Trump became president-elect, beating Democratic rival Hillary Clinton. Throughout his campaign, Mr. Trump’s rhetoric on the Affordable Care Act (ACA), which was signed into law in 2010, was to repeal and replace the law. While the exact details of such a plan continue to remain sparse and resulting impacts therefore difficult to evaluate, the Company believes that many of the newly covered lives will retain coverage. In the short term, policy uncertainty may spur a rush to gain coverage during open enrollment. The opportunity to continue to be a value added service provider to hospital customers is likely to be enhanced, particularly in an environment in which cost will continue to be a focus. Additionally, many prominent Republicans continue to voice the importance of value based care and that a repeal of ACA would not mean a reversion back to pre-ACA policies. Currently, TeamHealth believes potential modifications to the ACA may include the following, with corresponding impact to the Company’s business:

Affordable Care Act repeal impact

Medicare Access and CHIP Reauthorization Act of 2015 (MACRA)

On April 14, 2015, Congress enacted the Medicare Access and CHIP Reauthorization Act of 2015 (MACRA) that permanently repealed the old Medicare Physician Fee Schedule payment system which was based on the Sustainable Growth Rate (SGR) formula. An important and relevant aspect of the MACRA law is the Merit-Based Incentive Payment System (MIPS), which is an amalgamation of three already existing programs (Physician Quality Reporting System, Value Based Payment Modifier and Medicare EHR Incentive). Under MIPS, physicians will be rewarded for quality performance related to four assessment categories:

•	Quality of care measures

•	Resource use

•	Meaningful use of electronic health records (EHRs)

•	Clinical practice improvement activities

Physicians will receive a positive or negative payment adjustment based on how their composite performance score for each of the four assessment categories compared to the performance threshold two years after the performance year (e.g. 2019 payment reflects 2017 performance). Negative payment adjustments are capped at 4% in 2019, increasing up to 9% in 2022. Positive payment adjustments can reach up to a maximum of three times the annual cap for negative payment adjustments in a particular year.

Using 2014 data, the Centers for Medicare and Medicaid have projected that more than half of practices with 24 or fewer physicians may experience a negative payment adjustment in year one of MACRA with solo practitioners being the hardest hit facing a negative adjustment of approximately 87%. In such an environment, smaller physician groups will struggle to sustain themselves financially, making M&A an attractive option.

For practices with 100 or more physicians, approximately 81% are expected to get positive adjustments. CMS has also reported that 64% of ED physician groups, 59% of hospital medicine physician groups and 52% of anesthesia physician groups are expected to receive positive adjustments. TeamHealth’s significant presence and scale in these three segments positions the Company to benefit from these positive adjustments.

Value based care models

Both commercial and government payors have articulated plans to increase the percentage of annual reimbursement paid through value based programs in the coming years. Under such payment models, there is a growing opportunity for providers who can efficiently and effectively coordinate patient care both within and beyond the hospital setting.

Current fee-for-service reimbursement models generally only reward physicians and hospitals for delivering more care, with little regard for the effectiveness of care delivered. While many types of value based care models exist, all work to establish and align incentives among care providers with a focus on quality and accountability. The premise behind such programs is not only to drive better and more holistic care for patients from admission through to the post-acute setting but to also generate system level cost savings through population based health rather than individual based care.

In July 2015, the Company began participating in the Bundled Payments Care Initiative (BPCI) – a value based care program developed by the CMS Innovation Center. The program requires participating providers to manage the care delivered to certain qualified Medicare beneficiaries during an acute hospitalization and for 90 days thereafter with the end goals of improving quality and reducing costs. The program, which is comprised of four broadly defined models of care, requires participants to go “at-risk” by guaranteeing CMS 2% savings on the costs of services under management with the remaining savings paid to the participants as an incentive for participation. The various models of care cover acute care hospital stays, post-acute care, or both. TeamHeath participates primarily in Model 2: Retrospective Acute Care Hospital Stay plus Post-Acute Care.

In connection with the participation in the BPCI program, the Company has contracted with a convening organization that brings together multiple health care providers to participate in BPCI. Currently, 36 of the Company’s provider groups (TINs) participate in the BPCI program in several different geographic locations. The Company significantly expanded the participation in BPCI through the acquisition of IPC. During the initial reconciliation process in April 2016 related to the first performance quarter of participation, CMS discovered errors in their physician data set that prevented an accurate reconciliation of performance. As a result, CMS announced in July 2016 that it has waived collection of any guaranteed payments related to downside risk for program performance in 2015 but will remit calculated savings to participants to the extent savings are achieved. At this time, there is not sufficiently accurate information available to measure any gains or losses to date from this program.

TeamHealth anticipates accurate data will be available from CMS by year end of 2016. The Company has not recognized any benefit or expense associated with the risk elements of the BPCI program, although TeamHealth has incurred a modest amount of administrative expense as the Company continues to build out the support operations for the program.

While uncertainty exists surrounding the CMS innovation center and BPCI under the new administration, models of care that focus on cost effectiveness and quality should continue to be a focus to curtailing costs and improving outcomes within the healthcare system. Such programs represent a unique opportunity for TeamHealth, particularly in the context of its broad and unique service offering. Furthermore, TeamHealth’s scale and niche focus on certain hospital departments enables it to deliver high quality care on-site in a highly cost effective manner, often with greater resource efficiency than hospitals and many regional players are able to achieve, and will serve to position the Company well in light of the evolving care models.

7.	Competitive landscape

TeamHealth has a reputation as an industry leading provider of outsourced physician and other healthcare staffing and administrative services based, among other things, on:

•	Ability to improve department productivity and patient satisfaction while reducing overall costs

•	Breadth of staffing and management services offered

•	Ability to recruit and retain qualified physicians, technicians and nurses

•	Billing and reimbursement expertise

•	Reputation for compliance with state and federal regulations

•	Financial stability

Emergency medicine

The market for outsourced ED staffing and management services is highly fragmented. There are approximately 2,700 hospitals in the Company’s target market that operate full-time EDs. Approximately 53% contract with a local provider, approximately 8% contract with a regional provider, and approximately 39% contract with a national provider.

TeamHealth believes that EmCare Emergency Medicine, a subsidiary of Envision Healthcare (formerly Emergency Medical Services Corporation) has one of the largest shares of the ED services market based upon revenues. There are several smaller companies that provide outsourced ED services and that operate in multiple states.

Hospital medicine

The market for outsourced professional hospitalist and specialty hospitalist services is diverse and highly fragmented. There are approximately 2,700 hospitals in TeamHealth’s target market that operate hospitalist or specialty hospitalist programs. Of those, approximately 76% are either hospital employed or local physician groups. Regional groups make up approximately 9% of the market with the remaining 15% outsourcing to national groups.

With the IPC acquisition, TeamHealth believes it is the largest hospitalist and post-acute provider group practices in the United States based on revenues, patient encounters, and number of affiliated clinicians. In each of the local markets and throughout the United States, there are acute and post-acute care practice groups of varying sizes, as well as privately-owned practices.

Companies in other segments of the healthcare industry, such as emergency department service companies, also provide hospitalist and post-acute care services. Competitors of this nature on a national basis include Envision Healthcare and Schumacher Clinical Partners. In addition, because of the fragmented nature of this market and the ability of physicians to provide services in any hospital where they have certain credentials, competition for growth in existing and expanding markets is not limited to the large competitors with substantial financial resources available to them. Competition in this space also includes local physician groups for qualified physicians, and sometimes hospitals themselves that provide hospitalist services.

Anesthesia

The market for outsourced professional anesthesia services is large, diverse and highly fragmented, with approximately 2,000 hospitals in the Company’s target market. Approximately 77% of these hospitals employ their physicians or contract with local physician groups. Regional groups make up approximately 4% of the market, with the remaining 19% outsourcing to national groups.

TeamHealth believes that MEDNAX and Sheridan Healthcare, a subsidiary of Envision Healthcare, are two of the largest providers in the anesthesia services market. There are several smaller companies, including several backed by private equity investors, that provide outsourced anesthesia services and that operate in multiple states.

Military

The military has changed its approach toward providing most of its outsourced healthcare staffing needs through direct provider contracting on a competitive bid basis. As a result, competition for such outsourced military staffing contracts may be affected by such factors as:

•	The lowest bid price

•	The ability to meet technical government bid specifications

•	The ability to recruit and retain qualified healthcare providers

•	Restrictions on the ability to competitively bid based on restrictive government bid lists or bid specifications designed to award government contracts to targeted business ownership forms, such as those determined to meet small business or minority ownership qualifications

Positioned as a market leader in key business segments

Envision Healthcare provides healthcare services, including physician-led services, ambulatory surgery center management, post-acute care and medical transportation. It owns and operates surgery centers and surgical hospital with medical specialties ranging from gastroenterology to ophthalmology and orthopedics. Envision Healthcare operates ambulatory surgery centers and provides a suite of medical transportation solutions and deliver prevention, intervention and post-acute care services. Envision Healthcare also offers outsourced physician services in the following specialties: emergency medicine, anesthesiology, hospital medicine, women’s and children’s services, radiology and surgery. Its brands include American Medical Response, EmCare Evolution Health, and Sheridan Healthcare.

MEDNAX provides physician services including newborn, maternal-fetal, pediatric subspecialties, and anesthesia care. Its services include Neonatal Care, Maternal-Fetal Care, Anesthesia and Anesthesia Subspecialty Care, Pain Management and Other Pediatric Subspecialty Care. Anesthesia services include working with clinicians to provide anesthesia and supporting surgeons with perioperative management services. Pain management consists of acute and chronic pain management services including interventional techniques and medication management. MEDNAX was founded in 2007 and is headquartered in Sunrise, Florida. MEDNAX is the successor to Pediatrix Medical Group, Inc., which was incorporated in Florida in 1979.

Schumacher Clinical Partners is a physician-led healthcare resource provider covering a continuum of care including emergency medicine, hospital medicine, and consulting services. Schumacher also offers WellnessWorks, which links healthcare organizations with local employers, and their employees and dependents, in an effort to streamline the end-to-end process. Schumacher was founded in 1994 by Dr. William Schumacher with an aim to better deliver and manage emergency medical services in the hospital environment. Schumacher is headquartered in Lafayette, Louisiana.

8.	Management biographies

TeamHealth management team biographies

Management Team Bios
Dr. Lynn Massingale Co-Founder / Executive Chairman	•	Has been a member of TeamHealth’s board since March 1999 and was named Executive Chairman in May 2008
	•	Prior to that, had been the Chief Executive Officer and director of the Company since 1994 and also held the title of President until October 2004
•

Has previously served as President and Chief Executive Officer of Southeastern Emergency Physicians, a provider of emergency physician services to hospitals in the Southeast and the predecessor of TeamHealth, Inc., which Dr. Massingale co-founded in 1979

	•	Served as the director of Emergency Services for the state of Tennessee from 1989 to 1993
	•	Graduated from the University of Tennessee Medical Center for Health Services
Leif Murphy Chief Executive Officer / President	•	Joined TeamHealth as President and Chief Executive Officer in September 2016 and is also a member of the TeamHealth Board of Directors
	•	Has 20+ years of experience in healthcare, business development and finance
•

Has previously held executive-level positions at LifePoint Health, DSI Renal, Inc., CVS/Caremark, Inc and leadership positions at Renal Care Group, Inc., National Nephrology Associates, Inc., and HealthSouth Corporation

	•	Has earned bachelor’s degree from Furman University and a master’s degree in business administration from The College of William and Mary
David Jones Chief Financial Officer	•	Joined TeamHealth in 1994 as Controller and became Chief Financial Officer in 1996, followed with his promotion to Executive Vice President and Chief Financial Officer in 2010
	•	Prior to that, worked at Pershing, Yoakley and Associates as a Supervisor, also worked at KPMG Peat Marwick as an Audit Senior
	•	Received a B.S. in Business Administration from the University of Tennessee
Oliver Rogers Chief Operating Officer	•	Served as our Executive Vice President and Chief Operating Officer since September 2014, prior to that was President of the Company’s hospital based services
	•	Has more than 40+ years of management experience in a variety of healthcare organizations, including hospitals and large physician practice groups
	•	Joined TeamHealth Southeast in 2003 as Executive Vice President and was promoted to Chief Executive Officer of that division in 2006
	•	Was promoted to President of TeamHealth Hospital Based Services in 2010
	•	Prior to joining TeamHealth, was responsible for a $1.5 billion revenue division of a publicly traded healthcare Company
	•	Earned his Bachelor’s Degree from the University of North Carolina and a Master’s Degree in Health Administration from Duke University

9.	Historical financial summary

($mm)

Net revenue

Adjusted EBITDA1

Capital expenditures2

Adjusted EBITDA – maintenance capex3

Note: Financials are as reported. CAGR represents 2012 – LTM 09/30/16

[1]	Pro forma adjusted EBITDA margin is 12.1%

[2]	Maintenance capex consist of purchases of property and equipment; acquisition capex consists of cash paid for acquisitions, net of cash acquired. Acquisition capex includes contingent purchase expense

[3]	Cash flow conversion defined as (Adjusted EBITDA less maintenance capex) / Adjusted EBITDA

Income statement summary (as reported)

($ in millions)	2013A	2014A	2015A	LTM 2016[1]
Revenues
Hospital based services	$2,112.3	$2,551.7	$3,230.1	$3,450.6
IPC	—	—	81.1	636.6
Specialty services	208.5	194.3	186.7	191.1
Other services	62.7	73.5	99.3	101.0
General corporate	0.1	0.1	0.1	0.1

Net revenues	$2,383.6	$2,819.6	$3,597.2	$4,379.3
Professional service expenses	1,867.8	2,179.8	2,836.5	3,481.0
Professional liability costs	74.2	97.6	107.5	140.7
General and administrative expenses	228.9	281.1	308.2	389.9
Other (income) expenses, net	(4.5)	(4.6)	(1.9)	(9.7)
Depreciation	17.1	20.9	24.6	32.2
Amortization	37.6	55.6	83.6	92.9
Interest expense, net	14.9	15.1	31.0	107.1
Loss on refinancing of debt	—	3.6	—	1.1
Transaction costs	3.8	7.2	58.3	99.5

Earnings before income taxes	$143.9	$163.3	$149.6	$44.6
Provision for income taxes	56.3	65.2	66.8	24.2

Net earnings	$87.6	$98.1	$82.8	$20.6
Net earnings attributable to noncontrolling interests	0.2	0.4	0.1	0.4
Net earnings attributable to Team Health Holdings, Inc.	$87.4	$97.7	$82.7	$20.2
Other comprehensive earnings
Net change in fair value of investments	(1.3)	1.2	(0.2)	0.8
Comprehensive earnings	86.3	99.3	82.6	21.5
Comprehensive earnings attributable to noncontrolling interests	0.2	0.4	0.1	0.4

Comprehensive earnings attributable to Team Health	$86.2	$99.0	$82.5	$21.1

[1]	LTM as of 09/30/16

Historical balance sheet summary (as reported)

($ in millions)	2013A	2014A	2015A	Sep. 30, 2016
Assets
Cash and cash equivalents	$32.3	$20.1	$28.6	$15.3
Short-term Investments	—	—	2.0	1.6
Accounts receivable, less allowance for uncollectibles	392.4	500.6	730.5	822.0
Prepaid expenses and other current assets	35.0	46.5	73.8	65.1
Receivables under insured programs	23.0	23.6	36.0	38.9
Income tax receivable	—	8.9	28.8	3.3

Total current assets	$482.8	$599.8	$899.6	$946.2
Insurance subsidiaries’ and other investments	84.1	112.9	111.9	99.9
Property and equipment, net	53.4	62.1	87.9	84.1
Other intangibles, net	173.2	341.2	335.6	320.5
Goodwill	428.3	725.0	2,427.8	2,485.6
Deferred income taxes	44.5	21.1	50.3	48.6
Receivables under insured programs	39.5	50.6	90.7	102.3
Other	55.6	55.1	57.0	383.3
Total Assets	$1,361.4	$1,967.8	$4,060.8	$4,470.6
Liabilities
Accounts payable	$27.7	$40.6	$66.4	$57.1
Accrued compensation and physician payable	202.0	283.0	337.5	323.7
Other accrued liabilities	128.7	153.1	257.7	305.9
Income tax payable	3.0	—	—	—
Current maturities of long-term debt	18.0	227.8	68.9	390.1
Deferred income taxes	39.1	38.3	0.0	0.0

Total current liabilities	$418.5	$742.8	$730.4	$1,076.8
Long-term debt, less current maturities	$484	570.6	2,337.4	2,299.0
Other non-current liabilities	$191	231.8	346.4	376.6

Total liabilities	$1,092.9	$1,545.2	$3,414.2	$3,752.4
Team Health Holdings, Inc. shareholders’ equity	267.2	420.5	642.5	713.6
Noncontrolling interests	1.3	2.1	4.1	4.5

Total shareholders’ equity including noncontrolling interests	$268.5	$422.6	$646.7	$718.2
Total liabilities and shareholders’ equity	$1,361.4	$1,967.8	$4,060.8	$4,470.6

Historical Cash flow statement summary (as reported)

($ in millions)	2013A	2014A	2015A	LTM 2016
Cash flows and other financial data
Net cash provided by operating activities	$154.4	$198.7	$145.8	$121.3
Net cash used in investing activities	(194.1)	(543.0)	(1,636.8)	(1,910.4)
Net cash provided by financing activities	30.8	332.1	1,499.4	1,786.3
Maintenance Capital expenditures	21.4	24.6	40.7	32.9

[1]	LTM as of 09/30/16

Historical reconciliation from net earnings to management adjusted EBITDA ($mm)	2012	2013	2014	2015	LTM Sept. 2016
Net earnings (loss) attributable to Team Health Holdings, Inc.	$63.8	$87.4	$97.7	$82.7	$20.2
Interest expense, net	16.3	14.9	15.0	31.0	107.1
Provision for (benefit from) income taxes	40.6	56.3	65.2	66.8	24.2
Depreciation	14.5	17.1	20.9	24.6	32.2
Amortization	29.8	37.6	55.6	83.6	92.9
Other (income) expenses, net	(4.8)	(4.5)	(4.6)	(1.9)	(9.7)
Loss on extinguishment and refinancing of debt	0.2	—	3.6	—	1.1
Contingent purchase and other acquisition compensation expense	36.8	23.9	30.7	17.3	33.7
Transaction, integration and reorganization costs	4.3	3.8	7.2	58.3	99.5
Equity based compensation expense	6.8	9.9	16.2	17.5	24.9
Insurance subsidiaries interest income	1.9	1.8	2.0	2.1	2.2
Severance and other charges	2.8	3.1	8.6	5.6	1.7
Actuarial adjustments associated with prior periods	5.2	—	7.1	—	—
Professional liability loss reserve adjustment associated with prior years	—	—	—	—	14.3
Management adjusted EBITDA	$218.2	$251.3	$325.2	$387.5	$444.3

Reconciliation from 2016 financials to pro forma normalized EBITDA[1] ($mm)	LTM Sept. 2016
Net earnings (loss) attributable to Team Health Holdings, Inc.	$20.2
Interest expense, net	107.1
Provision for (benefit from) income taxes	24.2
Depreciation	32.2
Amortization	92.9
Loss on extinguishment and refinancing of debt	1.1
Contingent purchase and other acquisition compensation expense	33.7
Transaction, integration and reorganization costs	99.5
Equity based compensation expense	24.9
Insurance subsidiaries interest income	2.2
Professional liability loss reserve adjustment associated with prior years	14.3
Severance and other charges	1.7
Other (income) expenses, net	(9.7)
Management adjusted EBITDA	$444.3
Out-of-period revenue adjustments	(5.0)
Out-of-period adjustment – IPC purchase accounting	(3.7)
Out-of-period adjustment – WC reserve	0.5
Non-cash JV investment equity income	(4.0)
Pro forma full-year acquisition adjustments (IPC, Florida Emergency Physician, other)	39.7
IPC Synergies	53.9
Start-up losses – HCA new contract	4.0
Management pro-forma adjusted EBITDA	$529.8

[1]	See following page for description of adjustments

Management discussion of EBITDA adjustments

Loss on extinguishment and refinancing of debt - $1.1 million: Write-off of deferred financing costs of $0.9 million from previous Tranche B term loan facility and non-operating expenses for repricing amendment.

Contingent purchase and other acquisition compensation expense - $33.7 million: Add-back for contingent payment expense for M&A based on the target’s performance. Under GAAP, reflected as compensation expense if there is an employment provision.

Transaction, integration, and reorganization costs - $99.5 million:

Transaction integration and reorganization costs reconciliation1

$mm
Accelerated vesting of stock options	$14.4
Debt issuance costs	10.2
Advisory fees	10.1
Initial severance costs	8.3
IPC legal costs paid by TeamHealth	3.8
IPC severance costs from IPC restructuring	7.4
Consulting, legal, other	16.9
IPC-related transaction expenses	$71.0
Activist defense – advisory fees	$5.3
Strategic alternatives exploration	3.0
Severance – reorganization of legacy operations	6.9
Consulting fees	3.4
Executive transition	8.8
Legacy acquisition transaction costs	1.0
Non-IPC related transaction expenses	$28.4
Total transaction expenses	$99.5
~70% of LTM transaction costs are one-time in nature relating to the IPC transaction

[1]	LTM as of 09/30/16

Equity based compensation expense - $24.9 million: Non-cash stock based compensation expense.

Insurance subsidiaries interest income - $2.2 million: Interest income from captive insurance subsidiaries (which are a form of self-insurance to mitigate professional liability risks).

Professional liability loss reserve adjustment associated with prior years - $14.3 million: $14.3 million reserved in the first quarter of 2016 to settle two professional liability claims from 2010 and 2012. This is a one-time / non-recurring and out-of-period expense.

Severance and other charges - $1.7 million: Normal course severances not tied to transactions. This adjustment as well as severance costs in adjustment 3 reflect all such costs, consistent with current credit agreements.

Other (income) expenses, net - ($9.7) million: Gain/loss on sale of assets, realized gains on investments, changes in fair value of investments associated with the Company’s nonqualified retirement plan.

Out-of-period revenue adjustments - ($5.0) million: Adjustment to record income in the periods that the original episode of care / date of service occurred. Driven by higher than expected collections in 2015 compared to estimated revenues and a settlement with a managed care provider that included payments for volumes from prior periods.

Out-of-period adjustment – IPC purchase accounting - ($3.7) million: Revaluation adjustments to IPC balance sheet as part of purchase accounting. Adjustment records these in the correct period.

Out-of-period adjustment – WC reserve - $0.5 million: Recalculated/recasted the professional liability reserves based on hindsight and recorded an incremental adjustment to EBITDA.

Non-cash JV investment equity income - ($4.0) million: Adjustment to exclude the equity income earned from JV investments on the basis that the amount is non-cash.

Pro forma full-year acquisition adjustments (IPC, Florida Emergency Physician, other) - $39.7 million: Run-rate adjustment for M&A completed in year (as if completed January 1, 2016) based on management reporting and third party assessment PF 12 month EBITDA.

IPC Synergies - $53.9 million: Includes IPC synergies actioned (but not yet realized) through September 30, 2016 of $21.5mm as well as prospective synergies expected to be actioned of $32.4mm.

Start-up losses – HCA new contract - $4.0 million: Add-back for start-up costs for new HCA ED contracts which incurred premium physician labor costs for the accelerated launch.